Exhibit 1

BACKING
AUSTRALIA

PILLAR 3 REPORT MARCH 2016

INCORPORATING THE REQUIREMENTS OF APS330

Westpac GROUP

EST. 1817

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Pillar 3 report
Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	6
Risk appetite and risk types	7
Controlling and managing risk	8
Group structure	13
Capital overview	15
Leverage ratio disclosure	19
Credit risk management	21
Credit risk exposures	29
Credit risk mitigation	54
Counterparty credit risk	57
Securitisation	59
Market risk	70
Liquidity risk management	74
Liquidity coverage ratio disclosure	75
Operational risk	76
Equity risk	78
Interest Rate Risk in the Banking Book	80
Appendices
Appendix I – Regulatory capital reconciliation	82
Appendix II – Entities included in regulatory consolidation	88
Appendix III – Level 3 entities’ asset and liabilities	92
Appendix IV – Regulatory expected loss	94
Appendix V – APS330 quantitative requirements	95
Glossary	98
Disclosure regarding forward-looking statements	103

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

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Pillar 3 report
Executive summary

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.5% at 31 March 2016, up 97 basis points from 30 September 2015. The increase was principally due to the Group’s $3.5 billion share entitlement offer completed in November 2015 which added 96 basis points to the CET1 capital ratio. Capital generated through First Half 2016 earnings (107 basis points) was largely offset by payment of the 2015 final dividend, net of the dividend reinvestment plan (DRP), growth in risk weighted assets and other movements.

The CET1 capital ratio of 10.5% is above Westpac’s preferred range as the Group has raised capital ahead of increased capital requirements for Australian residential mortgages1 effective 1 July 2016. If these capital requirements had been in force as at 31 March 2016, the CET1 capital ratio would be approximately 110 basis points lower.

	31 March 2016	30 September 2015	31 March 2015
The Westpac Group at Level 2
Common equity Tier 1 (CET1) capital after deductions $m	38,041	34,069	30,388
Risk weighted assets (RWA) $m	363,248	358,580	346,823
Common equity Tier 1 capital ratio %	10.5	9.5	8.8
Additional Tier 1 capital %	1.6	1.9	1.5
Tier 1 capital ratio %	12.1	11.4	10.3
Tier 2 capital %	1.9	1.9	1.8
Total regulatory capital ratio %	14.0	13.3	12.1

APRA leverage ratio %	5.0	4.8	NA

Organic capital generation of 3 basis points included:

●     First Half 2016 cash earnings of $3.9 billion (107 basis point increase);

●     The 2015 final dividend payment net of DRP share issuance (71 basis point decrease);

●     Increases in RWA (excluding modelling changes and foreign currency translation) (22 basis point decrease); and

●     Other movements included higher capitalised expenses (5 basis point decrease) and cash earnings adjustments mostly related to volatility of hedge transactions (6 basis point decrease).

Other items increased the CET1 capital ratio by 94 basis points:

●     The Group’s entitlement offer completed in November 2015, raised $3.5 billion of CET1 capital (96 basis point increase);

●     RWA modelling changes (discussed further below) reduced RWA by $1.7 billion (4 basis point increase);

[1] Refer APRA media release entitled “APRA increases capital adequacy requirements for residential mortgage exposures under the internal ratings-based approach”, 20 July 2015.

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Pillar 3 report
Executive summary

●     Foreign currency translation impacts had a modest impact on the ratio. Exchange rate movements reduced credit RWA by $1.7 billion (4 basis point increase), while the foreign currency translation reserve decreased $0.2 billion (6 basis point decrease); and

●     An increase in the accounting obligation for the defined benefit pension plan primarily reflecting the impact of lower discount rates used to value defined benefit liabilities (4 basis point decrease).

Risk Weighted Assets

Risk weighted assets

$m	31 March 2016	30 September 2015	31 March 2015
Credit risk	313,048	310,342	303,026
Market risk	9,024	10,074	7,900
Operational risk	32,329	31,010	30,136
Interest rate risk in the banking book	4,678	2,951	1,596
Other	4,169	4,203	4,165
Total	363,248	358,580	346,823

Movements in RWA for First Half 2016 were as follows:

●     Credit risk RWA increased $2.7 billion or 0.9% due to:

-     Growth in the portfolio added $5.6 billion to credit RWA over the half;

-     Modelling changes reduced credit RWA by $1.7 billion.  These included:

o     Moving from standardised to advanced modelling for the Lloyds asset finance portfolio ($2.1 billion net decrease1);

o     Reclassification of exposures to the small business category ($1.3 billion net decrease); and

o     Updates to probability of default parameters for unsecured exposures ($0.8 billion decrease);

o     Partially offset by updates to Loss Given Default (LGD) parameters for corporate exposures ($2.5 billion increase).

-     Changes in credit quality increased RWA by $1.5 billion;

-     Currency movements decreased RWA by $1.7 billion mainly due to the A$ appreciating against US$; and

-     Reduction in mark-to-market related credit risk of $1.0 billion, related to derivative counterparty exposure.

●     Non-credit RWA increased $2.0 billion or 4.1% primarily due to:

-     Interest rate risk in the banking book (IRRBB) RWA increased $1.7 billion reflecting hedging on a higher level of capital and a lower embedded gain as market interest rates increased;

-     Market risk RWA decreased $1.0 billion from a reduction in the level of interest rate and credit spread risk exposure in the trading book; and

-     Operational risk RWA increased $1.3 billion.

Exposure at Default

Over the half, exposure at default (EAD) increased $15.7 billion (up 1.7%), the majority of which was due to growth in residential mortgage exposures of $13.5 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to leverage exposure. At 31 March 2016, Westpac’s APRA leverage ratio2 was 5.0%, up 25 basis points since 30 September 2015. The increase is primarily due to the capital raised through the Group’s share entitlement offer completed in November 2015, partly offset by the redemption of an additional Tier 1 capital instrument.

APRA has yet to prescribe any minimum leverage ratio requirements.

[1]    Standardised RWA reduced $7 billion. Corporate RWA increased $0.6 billion, business lending $0.3 billion, other retail $1.9 billion and small business $2.2 billion.

[2]    Refer to Glossary. The APRA leverage ratio is based on the same definition of Tier 1 capital as used by APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.

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Executive summary

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario.

Westpac maintains a buffer over the regulatory minimum of 100%. The Group’s LCR as at 31 March 2016, including the committed liquidity facility of $58.6 billion, was 127% (30 September 2015: 121%) and the average LCR for the quarter ending 31 March 2016 was 126%1.

Advanced Accreditation for Lloyds Asset Finance Portfolio

During First Half 2016, Westpac was accredited to apply the Advanced Internal Ratings Based (IRB) approach for credit risk for this portfolio. The impact to RWA and EAD from this change is detailed in the table below. Moving this portfolio to the Advanced IRB approach also saw the CET1 capital deduction for regulatory expected loss increase by $23 million.

	Exposure at Default (EAD)			Risk Weighted Assets (RWA)
Lloyds Asset Finance Portfolio	Standardised	IRB	EAD	Standardised	IRB	RWA
$b	Approach	Approach	Impact	Approach	Approach	Impact
Credit risk
Corporate	3.8	0.7	(3.1)	3.8	0.6	(3.2)
Business lending	-	0.4	0.4	-	0.3	0.3
Other retail	3.2	2.7	(0.5)	3.2	1.9	(1.3)
Small business	-	3.2	3.2	-	2.1	2.1
Total	7.0	7.0	-	7.0	4.9	(2.1)

[1] Calculated as a simple average of the LCR liquid assets and cash flows for 31 January 2016, 29 February 2016 and 31 March 2016.

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Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s  capital adequacy as at 31 March 2016.

The reporting requirements for capital instruments under Attachment B of APS330 can be found on the regulatory disclosures section of the Westpac website and are not included within this report. These disclosures are updated when the following occurs:

●     A new capital instrument is issued that will form part of regulatory capital; or

●     A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

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Risk appetite and risk types

Westpac’s vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow.

Westpac’s appetite for risk is informed by our planned business strategy, regulatory rules and ratios, and the potential for adverse outcomes to result in material impacts on our customers, our staff, our reputation, our regulatory relationships and our financial position.

Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing and managing all material risks including through the annual review of the Westpac Group Risk Management Strategy and additional controls through supporting frameworks and policies.

Overview of key risk types

●     credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

●     liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they become due;

●     market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book – the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

●     conduct risk - the risk arising from unfair or inappropriate behaviour or practices of the Westpac Group or its staff;

●     operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic and reputation risk; and

●     compliance risk - the risk of legal or regulatory sanction, financial or reputational loss, arising from our failure to abide by the compliance obligations required of us.

●     business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

●     sustainability risk - the risk of reputational or financial loss due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

●     equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

●     insurance risk - the risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and mis-estimation of the cost of incurred claims;

●     related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in the Westpac Group; and

●     reputation risk - the risk to earnings or capital from negative public opinion resulting from the loss of reputation or public trust and standing.

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Controlling and managing risk

We adopt a Three Lines of Defence approach to risk management which reflects our culture of ‘risk is everyone’s business’ and that all employees are responsible for identifying and managing risk and operating within the Group’s desired risk profile. The Board-approved Westpac Group Risk Management Strategy identifies a sound risk culture of ‘risk is everyone’s business’ and awareness of risk management supported by regular communication as an essential element of sound risk management. Effective risk management enables us to:

●     accurately measure our risk profile and balance risk and reward within our risk appetite, increasing financial growth opportunities and mitigating potential loss or damage;

●     protect Westpac’s depositors, policyholders and investors by maintaining a strong balance sheet;

●     embed adequate controls to guard against excessive risk or undue risk concentration; and

●     meet our regulatory and compliance obligations.

The Board is responsible for approving the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement and monitoring the effectiveness of risk management by the Westpac Group, including satisfying itself through appropriate reporting and oversight that appropriate internal control mechanisms are in place and are being implemented in accordance with regulatory requirements.

The Board has delegated to the Board Risk & Compliance Committee responsibility to review and recommend the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval; set risk appetite consistent with the Group Risk Appetite Statement; approve frameworks; policies and processes for managing risk (consistent with the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement); and review and, where appropriate, approve risks beyond the approval discretion provided to management.

Risk management governance structure

Board	● approves our overall Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement.
Board Risk & Compliance Committee (BRCC)

●     provides recommendations to the Board on Westpac Group’s risk-reward strategy;

●     sets risk appetite consistent with the Westpac Group Risk Appetite Statement;

●     reviews and approves the frameworks for managing risk;

●     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO and CRO and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

●     monitors the risk profile, performance, capital levels, exposures against limits and the management and control of our risks;

●     monitors changes anticipated in the economic and business environment and other factors relevant to our risk profile and risk appetite;

●     oversees the development and ongoing review of key policies that support our frameworks for managing risk; and

●     may approve accepting risks beyond management’s approval discretion.

From the perspective of specific types of risk, the Board Risk & Compliance  Committee’s role includes:

●     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

●     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy, recovery and resolution plans and monitoring the liquidity position and requirements;

●     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk and Net Interest Income at Risk limits, and monitoring the market risk profile;

●     operational risk – approving key policies supporting the Operational Risk Management Framework and monitoring the performance of operational risk management and controls;

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Controlling and managing risk

Risk management governance structure (continued)

●     reputation risk – reviewing and approving the Reputation Risk Management Framework and reviewing the monitoring of the performance of reputation risk management and controls; and

●     compliance risk – reviewing compliance risk processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues, and reviewing policies and procedures relating to complaints and whistleblower concerns.

The Board Risk & Compliance Committee also:

●     approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of enterprise wide stress testing, sets the preferred capital ranges for regulatory capital and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

●     provides relevant periodic assurances to the Board Audit Committee regarding the operational integrity of the risk management framework; and

●     refers to other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for those respective Board Committees.

Board Committees with a Risk Focus

Board Audit Committee  (BAC)

●     oversees the integrity of financial statements and financial reporting systems, and matters relating to taxation risks.

Board Remuneration Committee (BRC)

●     reviews any matters raised by the BRCC with respect to risk-adjusted remuneration.

Board Technology Committee

●     oversees the technology strategy, implementation, and risks associated with major technology programs.

Executive Team

Westpac Executive Team (ET)

●     executes the Board-approved strategy;

●     delivers the Group’s various strategic and performance goals within the approved risk appetite; and

●     monitors key risks within each business unit, capital adequacy and the Group’s reputation.

Executive risk committees

Westpac Group Executive Risk Committee (RISKCO)

●     leads the management and oversight of material risks across the Westpac Group within the context of the risk appetite determined by the BRCC;

●     oversees the embedding of the Westpac Group Risk Management Strategy in the Group’s approach to risk governance;

●     oversees risk-related management frameworks and key supporting policies;

●     oversees the Group’s credit, operational, compliance, and market risk profiles;

●     oversees reputation risk and sustainability risk management frameworks and key supporting policies; and

●     identifies emerging credit, operational, compliance and market risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

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Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Asset & Liability Committee (ALCO)

●     leads the optimisation of funding and liquidity risk-reward across the Group;

●     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

●     oversees the Liquidity Risk Management Framework and key policies;

●     oversees the funding and liquidity risk profile and balance sheet risk profile; and

●     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

●     leads the optimisation of credit risk-reward across the Group;

●     reviews and oversees the Credit risk-related Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s credit risk profile;

●     identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate; and

●     facilitates continuous improvement in credit risk management by providing a forum for testing risk tolerances and debating alternate approaches.

Westpac Operational Risk Committee (OPCO)

●     leads the optimisation of operational risk-reward across the Group;

●     reviews and oversees the Operational Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s operational risk profile; and

●     identifies emerging operational risks, and appropriate actions to mitigate these.

Westpac Group Remuneration Oversight Committee (ROC)

●     provides assurance that the remuneration arrangements across the Group have been examined from a People, Risk and Finance perspective;

●     is responsible for ensuring that risk is embedded in all key aspects of our remuneration framework;

●     reviews and makes recommendations to the CEO for recommendation to the Board Remuneration Committee on the Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the risk management framework;

●     reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group’s Statutory Officers Fit and Proper Policy), risk and financial control personnel, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

●     reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

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Controlling and managing risk

Risk management governance structure (continued)

Risk and Compliance functions

Risk Function

●     develops Group-wide risk management frameworks for approval by the BRCC;

●     directs the review and development of key policies supporting the risk management frameworks;

●     develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRCC;

●     establishes risk concentration limits and monitors risk concentrations; and

●     monitors emerging risk issues.

Compliance Function

●     develops the Group-level compliance framework for approval by the BRCC;

●     directs the review and development of compliance policies, compliance plans, controls and procedures;

●     monitors compliance and regulatory obligations and emerging regulatory developments; and

●     reports on compliance standards.

Independent internal review	Group Audit ● reviews the adequacy and effectiveness of management controls for risk.
Divisional business units

Business Units

●     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite policies; and

●     establish and maintain appropriate risk management controls, resources and self-assurance processes.

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Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our 2nd Line of Defence is a separate risk and compliance advisory, control, assurance and monitoring function which establishes frameworks, policies, limits and processes for the management, monitoring and reporting of risk. The 2nd line of Defence may approve risks outside the authorities granted to the 1st Line, and evaluates and opines on the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and, where necessary, requires improvement and monitors the 1st Line’s progress toward remediation of identified deficiencies.

The 3rd Line of Defence – Independent internal review

Group Audit is an independent assurance function that evaluates and opines on the adequacy and effectiveness of both 1st and 2nd line risk management approaches and tracks remediation progress, with the aim of providing the Board, and senior executives, with comfort that the Group’s governance, risk management and internal controls are operating effectively.

Our overall risk management approach is summarised in the following diagram:

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Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●     insurance;

●     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●     non-financial (commercial) operations; or

●     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1    APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]    Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]    Refer to Note 1 of Westpac’s 2015 Annual Financial Report for further details.

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Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

[1]    Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited.

[2]    For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

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Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	31 March	30 September	31 March
$m	2016	2015	2015
Tier 1 capital
Common equity Tier 1 capital
Paid up ordinary capital	33,155	29,280	27,237
Treasury shares	(369)	(308)	(304)
Equity based remuneration	1,133	1,055	1,020
Foreign currency translation reserve	(438)	(217)	(203)
Accumulated other comprehensive income	(48)	(18)	137
Non-controlling interests - other	55	62	63
Retained earnings	23,756	23,172	21,275
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,156)	(1,189)	(1,286)
Deferred fees	98	135	107
Total common equity Tier 1 capital	56,186	51,972	48,046
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,745)	(8,871)	(9,019)
Deferred tax assets	(1,499)	(1,363)	(1,330)
Goodwill in life and general insurance, funds management and securitisation entities	(1,069)	(1,049)	(1,255)
Capitalised expenditure	(1,749)	(1,576)	(1,404)
Capitalised software	(1,430)	(1,461)	(1,932)
Investments in subsidiaries not consolidated for regulatory purposes	(1,425)	(1,411)	(1,348)
Regulatory expected loss in excess of eligible provisions[1,2]	(730)	(696)	(734)
General reserve for credit losses adjustment[2]	(208)	(112)	(107)
Securitisation	(3)	(5)	(7)
Equity investments	(1,045)	(1,076)	(388)
Regulatory adjustments to fair value positions	(238)	(281)	(127)
Other Tier 1 deductions	(4)	(2)	(7)
Total deductions from common equity Tier 1 capital	(18,145)	(17,903)	(17,658)
Total common equity Tier 1 capital after deductions	38,041	34,069	30,388
Additional Tier 1 capital
Basel III complying instruments	4,019	4,019	2,694
Basel III non complying instruments	1,945	2,710	2,660
Total Additional Tier 1 capital	5,964	6,729	5,354
Net Tier 1 regulatory capital	44,005	40,798	35,742

Tier 2 capital
Basel III complying instruments	3,672	2,882	2,538
Basel III non complying instruments	3,878	4,098	4,045
Eligible general reserve for credit loss	48	80	59
Basel III transitional adjustment	(467)	(118)	(67)
Total Tier 2 capital	7,131	6,942	6,575
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(66)	(66)	(62)
Total deductions from Tier 2 capital	(206)	(206)	(202)
Net Tier 2 regulatory capital	6,925	6,736	6,373
Total regulatory capital	50,930	47,534	42,115

1    An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

[2]    During 1H16 the general reserve for credit losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

Westpac Group March 2016 Pillar 3 report | 15

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●     the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

●     consideration of both economic and regulatory capital requirements;

●     a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

●     consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

Westpac’s preferred range for its common equity Tier 1 (CET1) capital ratio is 8.75% - 9.25%. The CET1 preferred range takes into consideration:

●     Current regulatory minimums;

●     The capital conservation buffer (CCB) (including Westpac’s D-SIB surcharge), which came into effect on 1 January 2016;

●     Stress testing to calibrate an appropriate buffer against a downturn; and

●     Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of ordinary dividend payments.

The CCB applicable to Westpac as at 31 March 2016 totals 3.5% and includes a base requirement of 2.5% and Westpac’s D-SIB surcharge of 1%. Should the CET1 capital ratio fall within the CCB (currently between 4.5% and 8.0%) restrictions on distributions apply. Distributions for this purpose are defined as payment of dividends, discretionary bonuses and Additional Tier 1 capital distributions.

The preferred capital range is not currently impacted by the countercyclical buffer requirement, which also came into effect on 1 January 2016, as it is currently set to zero for Australia and New Zealand1.

Westpac’s capital adequacy ratios

	31 March	30 September	31 March
%	2016	2015	2015
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.5	9.5	8.8
Additional Tier 1 capital	1.6	1.9	1.5
Tier 1 capital ratio	12.1	11.4	10.3
Tier 2 capital	1.9	1.9	1.8
Total regulatory capital ratio	14.0	13.3	12.1

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.8	9.7	8.7
Additional Tier 1 capital	1.8	2.1	1.7
Tier 1 capital ratio	12.6	11.8	10.4
Tier 2 capital	2.2	2.1	2.1
Total regulatory capital ratio	14.8	13.9	12.5

Westpac New Zealand Limited’s capital adequacy ratios

	31 March	30 September	31 March
%	2016	2015	2015
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	10.8	11.1	11.6
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	10.8	11.1	11.6
Tier 2 capital	2.3	2.3	-
Total regulatory capital ratio	13.1	13.4	11.6

[1]    The countercyclical buffer has been activated in other jurisdictions where Westpac has exposure. Westpac’s countercyclical buffer requirement resulting from these exposures is less than 1 basis point at 31 March 2016. Refer to Appendix I Regulatory capital reconciliation.

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Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2016	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	83,706	1,257	84,963	6,797
Business lending	31,082	1,131	32,213	2,577
Sovereign	1,434	998	2,432	195
Bank	7,884	72	7,956	636
Residential mortgages	77,804	3,994	81,798	6,544
Australian credit cards	6,617	-	6,617	529
Other retail	13,893	1,119	15,012	1,201
Small business	11,150	-	11,150	892
Specialised lending	56,443	352	56,795	4,544
Securitisation	4,424	-	4,424	354
Mark-to-market related credit risk[3]	-	9,688	9,688	775
Total	294,437	18,611	313,048	25,044
Market risk			9,024	722
Operational risk			32,329	2,586
Interest rate risk in the banking book			4,678	374
Other assets[4]			4,169	334
Total			363,248	29,060

30 September 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	80,998	4,933	85,931	6,874
Business lending	32,283	1,294	33,577	2,686
Sovereign	1,775	1,134	2,909	233
Bank	8,401	109	8,510	681
Residential mortgages	73,295	3,686	76,981	6,158
Australian credit cards	6,218	-	6,218	497
Other retail	12,926	4,619	17,545	1,404
Small business	7,794	-	7,794	624
Specialised lending	55,752	373	56,125	4,490
Securitisation	4,109	-	4,109	329
Mark-to-market related credit risk[3]	-	10,643	10,643	851
Total	283,551	26,791	310,342	24,827
Market risk			10,074	806
Operational risk			31,010	2,481
Interest rate risk in the banking book			2,951	236
Other assets[4]			4,203	336
Total			358,580	28,686

[1]    Capital requirements are expressed as 8% of total risk weighted assets.

[2]    Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]    Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]    Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Capital overview

31 March 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	77,516	4,631	82,147	6,572
Business lending	32,352	1,299	33,651	2,692
Sovereign	1,310	1,179	2,489	199
Bank	7,842	135	7,977	638
Residential mortgages	73,337	3,214	76,551	6,124
Australian credit cards	6,432	-	6,432	515
Other retail	12,095	4,706	16,801	1,344
Small business	7,614	-	7,614	609
Specialised lending	53,741	352	54,093	4,327
Securitisation	4,431	-	4,431	355
Mark-to-market related credit risk[3]	-	10,840	10,840	867
Total	276,670	26,356	303,026	24,242
Market risk			7,900	632
Operational risk			30,136	2,411
Interest rate risk in the banking book			1,596	128
Other assets[4]			4,165	333
Total			346,823	27,746

[1]    Capital requirements are expressed as 8% of total risk weighted assets.

[2]    Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]    Mark-to-market related credit risk and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]    Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

18 | Westpac Group March 2016 Pillar 3 report

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Leverage ratio disclosure

Summary leverage ratio

The following table summarises Westpac’s leverage ratio at 31 March 2016. This has been determined using APRA’s definition of the leverage ratio as specified in Attachment D of APS110: Capital Adequacy.

At 31 March 2016, Westpac’s leverage ratio was 5.0%, up 25 basis points since 30 September 2015. The increase is primarily due to the capital raised through the Group’s share entitlement offer completed in November 2015, partly offset by the redemption of an Additional Tier 1 instrument.

$ billion	31 March 2016	31 December 2015	30 September 2015
Tier 1 Capital	44.0	43.4	40.8
Total Exposures	877.8	878.2	856.4
Leverage ratio %	5.0%	4.9%	4.8%

Leverage ratio disclosure

$m		31 March 2016
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	771,964
2	(Asset amounts deducted in determining Tier 1 capital)	(18,145)

3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	753,819

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	11,463
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	17,855
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	-
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(303)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	12,587
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(11,341)
11	Total derivative exposures (sum of rows 4 to 10)	30,262
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	7,466
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	6,148
15	Agent transaction exposures	-
16	Total SFT exposures (sum of rows 12 to 15)	13,613
Other off-balance sheet exposures
17	Off-balance sheet exposure at gross notional amount	210,398
18	(Adjustments for conversion to credit equivalent amounts)	(130,314)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	80,084
Capital and total exposures
20	Tier 1 Capital	44,005
21	Total exposures (sum of rows 3, 11, 16 and 19)	877,778

Leverage ratio %
22	Leverage ratio	5.0%

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Pillar 3 report
Leverage ratio disclosure

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		31 March 2016
1	Total consolidated assets as per published financial statements	831,760
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(13,095)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	(8,973)
5	Adjustment for SFTs (i.e. repos and similar secured lending)	6,148
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	80,084
7	Other adjustments	(18,145)
8	Leverage ratio exposure	877,778

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Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. A portion of consumer lending is subject to automated scorecard-based approval. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, there are policies covering risk appetite statements, environmental, social and governance risk (ESG) credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

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Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures are transaction managed when the exposure is in excess of $1 million, or when the exposure includes complex products. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, EAD and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

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Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].
	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.
	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.
Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.
Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages.
Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.
Other Retail		Small Business	Program-managed business lending exposures under $1 million.
		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

[1] Includes all NZ agribusiness loans, regardless of turnover. [2] Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

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Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans
	Qualifying revolving retail	Australian credit cards
	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

●     Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

●     Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations;

●     An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

●     Authorised officers decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

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Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

●     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

●     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

●     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of CREDCO);

●     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

●     RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Westpac Group March 2016 Pillar 3 report | 25

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Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2016	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	136,867	83,706	991	478	1,036	468	(4)
Business lending	46,793	31,082	659	371	403	220	50
Sovereign	69,013	1,434	2	2	-	-	-
Bank	25,486	7,884	22	9	43	14	-
Residential mortgages	499,688	77,804	940	788	199	78	40
Australian credit cards	21,178	6,617	367	302	95	57	147
Other retail	18,401	13,893	601	472	255	137	145
Small business[2]	27,447	11,150	339	195	120	58	32
Specialised Lending	66,011	56,443	902	602	306	137	15
Securitisation	23,713	4,424	-	-	3	-	-
Standardised[3,4]	14,830	18,611	-	-	27	16	-
Total	949,427	313,048	4,823	3,219	2,487	1,185	425

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	139,810	80,998	754	530	500	187	81
Business lending	48,178	32,283	700	386	363	202	189
Sovereign	65,286	1,775	3	3	-	-	-
Bank	27,974	8,401	16	10	6	7	-
Residential mortgages	486,210	73,295	890	755	228	87	86
Australian credit cards	20,926	6,218	311	249	77	59	286
Other retail	15,545	12,926	458	371	141	94	222
Small business	20,086	7,794	213	127	87	39	71
Specialised Lending	64,473	55,752	1,006	626	400	156	100
Securitisation	23,258	4,109	-	-	3	-	-
Standardised[3]	21,997	26,791	-	-	90	46	72
Total	933,743	310,342	4,351	3,057	1,895	877	1,107

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	134,554	77,516	801	504	513	214	35
Business lending	48,516	32,352	745	424	427	231	53
Sovereign	52,961	1,310	2	2	-	-	-
Bank	27,868	7,842	14	9	5	7	-
Residential mortgages	471,495	73,337	916	770	258	93	45
Australian credit cards	20,728	6,432	336	263	104	71	129
Other retail	14,379	12,095	497	403	157	101	95
Small business	19,345	7,614	223	128	101	45	31
Specialised Lending	61,793	53,741	1,054	618	484	209	49
Securitisation	23,878	4,431	-	-	3	-	-
Standardised[3]	20,887	26,356	-	-	96	56	34
Total	896,404	303,026	4,588	3,121	2,148	1,027	471

[1]    Includes regulatory expected losses for defaulted and non-defaulted exposures.

[2]    Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

[3]    Includes mark-to-market related credit risk

[4]    Impaired loans and actual losses for the 6 months ended 31 March 2016 for the Lloyds portfolio have been included in the relevant Basel asset classes.

26 | Westpac Group March 2016 Pillar 3 report

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Credit risk management

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

●     the business prospects of the customer;

●     the realisable value of collateral;

●     Westpac’s position relative to other claimants;

●     the reliability of customer information; and

●     the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

●     the level of arrears;

●     collateral;

●     past loss experience;

●     expected defaults based on portfolio trends; and

●     the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

●     differences between the expected and actual economic environment;

●     interest rates and unemployment levels;

●     repayment behaviour; and

●     bankruptcy rates.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under AAS are classified as specific provisions. All CAPs raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

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Credit risk management

Loan impairment provisions

31 March 2016	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	952	233	1,185	NA	1,185
for defaulted but not impaired loans	NA	133	133	NA	133
General Reserve for Credit Loss	NA	2,351	2,351	208	2,559
Total provisions for impairment charges	952	2,717	3,669	208	3,877

30 September 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	669	208	877	NA	877
for defaulted but not impaired loans	NA	121	121	NA	121
General Reserve for Credit Loss	NA	2,334	2,334	112	2,446
Total provisions for impairment charges	669	2,663	3,332	112	3,444

31 March 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	806	221	1,027	NA	1,027
for defaulted but not impaired loans	NA	130	130	NA	130
General Reserve for Credit Loss	NA	2,348	2,348	107	2,455
Total provisions for impairment charges	806	2,699	3,505	107	3,612

[1]    During 1H16 the General Reserve for Credit Losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

28 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2016	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[1]
Corporate	62,406	62,493	11,968	136,867	138,170
Business lending	34,915	11,878	-	46,793	47,128
Sovereign	62,602	1,934	4,477	69,013	68,847
Bank	13,661	1,539	10,286	25,486	26,564
Residential mortgages	423,467	76,221	-	499,688	494,330
Australian credit cards	10,467	10,711	-	21,178	21,087
Other retail	14,808	3,593	-	18,401	16,492
Small business	21,725	5,722	-	27,447	23,922
Specialised lending	50,067	14,709	1,235	66,011	65,161
Securitisation[2]	18,550	5,048	115	23,713	23,582
Standardised	11,915	1,343	1,572	14,830	19,637
Total	724,583	195,191	29,653	949,427	944,920

30 September 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	61,215	63,403	15,192	139,810	130,953
Business lending	36,321	11,857	-	48,178	48,422
Sovereign	59,223	1,842	4,221	65,286	57,732
Bank	14,638	1,908	11,428	27,974	30,155
Residential mortgages	408,365	77,845	-	486,210	471,127
Australian credit cards	10,209	10,717	-	20,926	20,719
Other retail	11,584	3,961	-	15,545	14,314
Small business	15,451	4,635	-	20,086	18,553
Specialised lending	50,256	13,171	1,046	64,473	61,900
Securitisation[2]	17,684	5,504	70	23,258	22,740
Standardised	18,831	1,586	1,580	21,997	20,381
Total	703,777	196,429	33,537	933,743	896,996

31 March 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate[5]	59,160	59,364	16,030	134,554	127,787
Business lending	36,688	11,828	-	48,516	48,631
Sovereign	48,182	2,086	2,693	52,961	53,188
Bank	14,967	1,913	10,988	27,868	31,109
Residential mortgages	396,973	74,522	-	471,495	464,828
Australian credit cards	10,228	10,500	-	20,728	20,586
Other retail	11,324	3,055	-	14,379	13,591
Small business	14,809	4,536	-	19,345	17,684
Specialised lending[5]	48,456	13,337	-	61,793	60,344
Securitisation[2]	16,061	7,696	121	23,878	22,400
Standardised	17,990	1,513	1,384	20,887	19,351
Total	674,838	190,350	31,216	896,404	879,499

1  Average is based on exposures as at 31 March 2016, 31 December 2015, and 30 September 2015.

2  EAD associated with securitisations is for the banking book only.

3  Average is based on exposures as at 30 September 2015, 30 June 2015, 31 March 2015, 31 December 2014, and 30 September 2014.

4  Average is based on exposures as at 31 March 2015, 31 December 2014, and 30 September 2014.

5  Prior to 30 June 2015 off balance sheet market related exposure for specialised lending was included in the corporate sub-asset class.

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Pillar 3 report
Credit risk exposures

Exposure at Default by measurement method

31 March 2016	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	136,867	2,963	139,830
Business lending	46,793	1,130	47,923
Sovereign	69,013	987	70,000
Bank	25,486	72	25,558
Residential mortgages	499,688	6,670	506,358
Australian credit cards	21,178	-	21,178
Other retail	18,401	2,658	21,059
Small business	27,447	-	27,447
Specialised lending	66,011	350	66,361
Securitisation	23,713	-	23,713
Total	934,597	14,830	949,427

30 September 2015	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	139,810	6,585	146,395
Business lending	48,178	1,288	49,466
Sovereign	65,286	1,134	66,420
Bank	27,974	109	28,083
Residential mortgages	486,210	6,305	492,515
Australian credit cards	20,926	-	20,926
Other retail	15,545	6,204	21,749
Small business	20,086	-	20,086
Specialised lending	64,473	372	64,845
Securitisation	23,258	-	23,258
Total	911,746	21,997	933,743

31 March 2015	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	134,554	6,056	140,610
Business lending	48,516	1,295	49,811
Sovereign	52,961	1,179	54,140
Bank	27,868	135	28,003
Residential mortgages	471,495	5,651	477,146
Australian credit cards	20,728	-	20,728
Other retail	14,379	6,223	20,602
Small business	19,345	-	19,345
Specialised lending	61,793	348	62,141
Securitisation	23,878	-	23,878
Total	875,517	20,887	896,404

30 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by industry classification

31 March 2016 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining[1]	Property	Property services & business services	Services[2]	Trade[3]	Transport & storage	Utilities[4]	Retail lending	Other	Total Exposure at Default
Corporate	2,459	8,418	3,685	17,091	51	23,107	9,165	8,186	8,647	10,175	22,827	10,636	11,339	-	1,081	136,867
Business lending	5,792	6,361	3,208	2,159	5	4,150	593	306	5,594	5,357	8,807	2,528	395	-	1,538	46,793
Sovereign	-	-	-	18,060	49,460	188	260	-	4	515	5	29	492	-	-	69,013
Bank	-	-	-	25,392	24	-	-	-	-	-	-	-	-	-	70	25,486
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	499,688	-	499,688
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	21,178	-	21,178
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	18,401	-	18,401
Small business	862	2,495	3,622	1,718	161	1,572	247	2,252	4,064	2,573	3,697	1,789	278	-	2,117	27,447
Specialised lending	330	2	8	116	-	27	1,240	56,804	149	2,138	14	3,432	1,555	-	196	66,011
Securitisation	-	-	-	23,163	-	173	-	15	353	-	-	-	9	-	-	23,713
Standardised	109	12	154	2,245	987	221	32	355	133	85	808	264	39	9,326	60	14,830
Total	9,552	17,288	10,677	89,944	50,688	29,438	11,537	67,918	18,944	20,843	36,158	18,678	14,107	548,593	5,062	949,427

1     Includes education, health & community services, cultural & recreational services and personal & other services.

2     Includes wholesale trade and retail trade.

3     Includes electricity, gas & water, and communication services.

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Credit risk exposures

30 September 2015 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining[1]	Property	Property services & business services	Services[2]	Trade[3]	Transport & storage	Utilities[4]	Retail lending	Other	Total Exposure at Default
Corporate	2,360	9,319	3,505	19,063	117	25,196	11,264	8,465	9,203	9,874	18,721	10,386	11,273	-	1,064	139,810
Business lending	5,992	6,797	3,342	2,388	1	4,404	623	220	5,629	5,277	9,139	2,595	374	-	1,397	48,178
Sovereign	-	-	-	14,985	49,023	71	289	-	43	527	36	57	255	-	-	65,286
Bank	-	-	-	27,748	71	-	-	-	-	-	-	-	-	-	155	27,974
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	486,210	-	486,210
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,926	-	20,926
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	15,545	-	15,545
Small business	645	1,899	2,753	1,488	121	1,108	191	1,540	2,853	1,942	2,814	1,567	220	-	945	20,086
Specialised lending	160	2	241	300	211	31	1,382	55,263	149	1,835	43	2,796	1,863	-	197	64,473
Securitisation	-	-	-	22,758	-	150	-	15	317	-	-	-	18	-	-	23,258
Standardised	167	76	580	2,278	1,151	466	106	386	819	355	1,824	552	77	12,507	653	21,997
Total	9,324	18,093	10,421	91,008	50,695	31,426	13,855	65,889	19,013	19,810	32,577	17,953	14,080	535,188	4,411	933,743

1     Increase in exposure partly due to reclassification of certain conglomerate customers to mining. A review of the industry classification of entities has resulted in the reclassification of the industry code for a number of customers both into and out of the Mining classification as at 30 September 2015. This has increased the exposure for Mining by $1.3 billion.

2     Includes education, health & community services, cultural & recreational services and personal & other services.

3     Includes wholesale trade and retail trade.

4     Includes electricity, gas & water, and communication services.

32 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

31 March 2015 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,066	8,654	3,144	19,867	136	23,825	9,701	10,147	8,914	8,364	16,741	10,325	11,588	-	1,082	134,554
Business lending	5,911	6,802	3,479	2,510	1	4,341	740	140	5,630	5,351	9,272	2,621	387	-	1,331	48,516
Sovereign	-	2	-	13,631	38,560	54	124	-	4	449	38	51	48	-	-	52,961
Bank	-	-	59	27,439	65	72	-	4	4	78	14	2	-	-	131	27,868
Residential mortgages[4]	-	-	-	-	-	-	-	-	-	-	-	-	-	471,495	-	471,495
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,728	-	20,728
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	14,379	-	14,379
Small business[4]	601	1,864	2,586	1,364	125	1,070	195	1,524	2,602	1,901	2,729	1,526	210	-	1,048	19,345
Specialised lending	235	-	213	364	200	30	1,335	52,870	107	1,900	12	2,888	1,437	-	202	61,793
Securitisation	-	-	-	22,886	-	400	-	17	415	140	-	-	20	-	-	23,878
Standardised	154	23	228	3,999	1,170	269	60	513	313	1,546	1,218	322	55	8,412	2,605	20,887
Total	8,967	17,345	9,709	92,060	40,257	30,061	12,155	65,215	17,989	19,729	30,024	17,735	13,745	515,014	6,399	896,404

1     Includes education, health & community services, cultural & recreational services and personal & other services.

2     Includes wholesale trade and retail trade.

3     Includes electricity, gas & water, and communication services.

4     All business lending under $1 million secured by residential property has been moved to the small business category ($2.0 billion of EAD and $0.6 billion of RWA as at 31 March 2015). For periods prior to 31 March 2015, business lending secured by residential property was recorded under residential mortgages. All residential mortgage exposures which are not business lending are now reported under the retail lending industry classification to align with our treatment of other consumer exposures such as credit cards and personal loans.

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Credit risk exposures

Exposure at Default by geography1

31 March 2016							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	91,682	19,971	5,810	16,208	3,196	-	136,867
Business lending	42,847	3,946	-	-	-	-	46,793
Sovereign	54,682	5,736	8,251	344	-	-	69,013
Bank	20,052	1,516	105	3,785	28	-	25,486
Residential mortgages	454,526	44,731	-	431	-	-	499,688
Australian credit cards	21,178	-	-	-	-	-	21,178
Other retail	14,715	3,686	-	-	-	-	18,401
Small business	25,079	2,368	-	-	-	-	27,447
Specialised lending	59,294	6,717	-	-	-	-	66,011
Securitisation	20,717	2,657	-	339	-	-	23,713
Standardised	11,065	-	-	787	-	2,978	14,830
Total	815,837	91,328	14,166	21,894	3,224	2,978	949,427

30 September 2015							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	93,975	19,109	5,201	17,989	3,536	-	139,810
Business lending	44,314	3,864	-	-	-	-	48,178
Sovereign	53,901	5,412	5,490	483	-	-	65,286
Bank	21,549	1,193	-	5,222	10	-	27,974
Residential mortgages	441,816	43,922	-	472	-	-	486,210
Australian credit cards	20,926	-	-	-	-	-	20,926
Other retail	11,408	4,137	-	-	-	-	15,545
Small business	17,759	2,327	-	-	-	-	20,086
Specialised lending	58,665	5,808	-	-	-	-	64,473
Securitisation	20,467	2,434	-	357	-	-	23,258
Standardised	17,730	-	-	899	-	3,368	21,997
Total	802,510	88,206	10,691	25,422	3,546	3,368	933,743

31 March 2015							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	93,488	19,995	4,905	13,244	2,922	-	134,554
Business lending	44,513	4,003	-	-	-	-	48,516
Sovereign	43,482	4,803	4,531	145	-	-	52,961
Bank	22,676	856	37	4,290	9	-	27,868
Residential mortgages	425,202	45,813	-	480	-	-	471,495
Australian credit cards	20,728	-	-	-	-	-	20,728
Other retail	10,814	3,565	-	-	-	-	14,379
Small business	16,909	2,436	-	-	-	-	19,345
Specialised lending	55,455	6,338	-	-	-	-	61,793
Securitisation	21,700	2,178	-	-	-	-	23,878
Standardised	16,561	-	-	823	-	3,503	20,887
Total	771,528	89,987	9,473	18,982	2,931	3,503	896,404

1     Geographic segmentation of exposures is based on the location of the office in which these items were booked.

34 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2016						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	17,161	28,323	51,092	33,181	7,110	136,867
Business lending	2,857	10,236	22,692	6,828	4,180	46,793
Sovereign	700	29,854	10,560	13,093	14,806	69,013
Bank	3,247	7,627	9,591	3,635	1,386	25,486
Residential mortgages	37,059	6,228	28,677	12,569	415,155	499,688
Australian credit cards	21,178	-	-	-	-	21,178
Other retail	3,444	271	6,273	5,138	3,275	18,401
Small business	2,870	2,326	8,440	7,596	6,215	27,447
Specialised lending	560	19,987	29,096	11,634	4,734	66,011
Securitisation	118	9,559	3,965	1,936	8,135	23,713
Standardised	1,462	535	5,053	604	7,176	14,830
Total	90,656	114,946	175,439	96,214	472,172	949,427

30 September 2015						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	16,854	27,771	55,826	32,869	6,490	139,810
Business lending	3,117	10,092	23,170	6,798	5,001	48,178
Sovereign	378	26,526	9,794	14,031	14,557	65,286
Bank	4,850	7,039	10,158	4,480	1,447	27,974
Residential mortgages	36,317	6,572	29,150	12,649	401,522	486,210
Australian credit cards	20,926	-	-	-	-	20,926
Other retail	3,893	229	5,376	3,688	2,359	15,545
Small business	2,442	1,578	5,830	5,135	5,101	20,086
Specialised lending	575	17,438	29,778	11,789	4,893	64,473
Securitisation	86	6,132	6,664	1,923	8,453	23,258
Standardised	1,516	812	8,207	3,789	7,673	21,997
Total	90,954	104,189	183,953	97,151	457,496	933,743

31 March 2015						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	14,568	28,607	53,475	30,101	7,803	134,554
Business lending	3,192	10,469	23,231	6,612	5,012	48,516
Sovereign	614	14,079	13,802	10,502	13,964	52,961
Bank	4,350	5,955	10,628	5,523	1,412	27,868
Residential mortgages	34,781	6,712	31,022	12,343	386,637	471,495
Australian credit cards	20,728	-	-	-	-	20,728
Other retail	3,271	240	5,130	3,540	2,198	14,379
Small business	2,552	1,461	5,735	4,755	4,842	19,345
Specialised lending	613	16,608	28,506	11,053	5,013	61,793
Securitisation	69	6,108	4,916	2,713	10,072	23,878
Standardised	1,455	684	8,563	3,526	6,659	20,887
Total	86,193	90,923	185,008	90,668	443,612	896,404

Westpac Group March 2016 Pillar 3 report | 35

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Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	69	1,036	468	45%	(4)
Business lending	275	403	220	55%	50
Sovereign	-	-	-	-	-
Bank	-	43	14	33%	-
Residential mortgages	2,130	199	78	39%	40
Australian credit cards	-	95	57	60%	147
Other retail	-	255	137	54%	145
Small business	91	120	58	48%	32
Specialised lending	94	306	137	45%	15
Securitisation	-	3	-	-	-
Standardised	10	27	16	59%	-
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	107	500	187	37%	81
Business lending	281	363	202	56%	189
Sovereign	-	-	-	-	-
Bank	41	6	7	117%	-
Residential mortgages	1,625	228	87	38%	86
Australian credit cards	-	77	59	77%	286
Other retail	-	141	94	67%	222
Small business	122	87	39	45%	71
Specialised lending	103	400	156	39%	100
Securitisation	-	3	-	-	-
Standardised	13	90	46	51%	72
Total	2,292	1,895	877	46%	1,107

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	116	513	214	42%	35
Business lending	310	427	231	54%	53
Sovereign	-	-	-	-	-
Bank	37	5	7	140%	-
Residential mortgages	1,683	258	93	36%	45
Australian credit cards	-	104	71	68%	129
Other retail	-	157	101	64%	95
Small business	115	101	45	45%	31
Specialised lending	118	484	209	43%	49
Securitisation	-	3	-	-	-
Standardised	22	96	56	58%	34
Total	2,401	2,148	1,027	48%	471

36 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	44	82	41	50%	22
Agriculture, forestry & fishing	91	83	34	41%	14
Construction	46	54	24	44%	28
Finance & insurance	33	81	28	35%	(18)
Government administration & defence	-	-	-	-	-
Manufacturing	27	455	176	39%	35
Mining	13	149	83	56%	1
Property, Property services & business services	211	779	447	57%	80
Services[1]	32	34	19	56%	56
Trade[2]	77	97	61	63%	32
Transport & storage	32	117	62	53%	25
Utilities[3]	2	1	1	100%	1
Retail lending	2,052	500	200	40%	125
Other	9	55	9	16%	24
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	44	86	42	49%	40
Agriculture, forestry & fishing	128	77	31	40%	39
Construction	75	59	24	41%	36
Finance & insurance	75	55	23	42%	16
Government administration & defence	-	-	-	-	-
Manufacturing	33	237	75	32%	17
Mining	23	40	24	60%	45
Property, Property services & business services	223	608	365	60%	174
Services[1]	38	46	26	57%	19
Trade[2]	75	66	45	68%	59
Transport & storage	25	139	60	43%	25
Utilities[3]	3	1	-	-	2
Retail lending	1,534	429	157	37%	623
Other	16	52	5	10%	12
Total	2,292	1,895	877	46%	1,107

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	28	103	56	54%	11
Agriculture, forestry & fishing	117	122	51	42%	13
Construction	100	58	38	66%	20
Finance & insurance	74	48	21	44%	19
Government administration & defence	-	-	-	-	-
Manufacturing	43	292	86	29%	8
Mining	15	113	65	58%	3
Property, Property services & business services	238	703	357	51%	58
Services[1]	41	39	23	59%	9
Trade[2]	102	102	64	63%	26
Transport & storage	56	33	32	97%	14
Utilities[3]	7	1	1	100%	1
Retail lending	1,570	485	229	47%	286
Other	10	49	4	8%	3
Total	2,401	2,148	1,027	48%	471

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

Westpac Group March 2016 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

Impaired and past due loans by geography1

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,529	2,080	1,038	50%	400
New Zealand	130	325	113	35%	25
Americas	-	60	22	37%	-
Asia	-	2	-	-	-
Europe	-	-	-	-	-
Pacific	10	20	12	60%	-
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	2,149	1,494	748	50%	997
New Zealand	130	375	115	31%	92
Americas	-	-	-	-	-
Asia	-	1	-	-	2
Europe	-	-	-	-	12
Pacific	13	25	14	56%	4
Total	2,292	1,895	877	46%	1,107

	Items		Specific	Specific	Actual
31 March 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,203	1,579	825	52%	433
New Zealand	176	518	171	33%	24
Americas	-	-	-	-	-
Asia	-	3	-	-	2
Europe	-	-	-	-	11
Pacific	22	48	31	65%	1
Total	2,401	2,148	1,027	48%	471

1     Geographic segmentation of exposures is based on the location of the office in which these items were booked.

38 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Movement in provisions for impairment

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2016	2015	2015
Collectively assessed provisions
Balance at beginning of the period	2,663	2,699	2,614
Provisions raised	370	349	266
Write-offs	(418)	(463)	(330)
Interest adjustment	97	92	98
Exchange rate and other adjustments	5	(14)	51
Closing balance	2,717	2,663	2,699

Individually assessed provisions
Balance at beginning of the period	669	806	867
Provisions raised	471	273	293
Write-backs	(82)	(142)	(155)
Write-offs	(99)	(241)	(204)
Interest adjustment	(4)	(10)	(12)
Exchange rate and other adjustments	(3)	(17)	17
Closing balance	952	669	806

Total provisions for impairment losses on loans and credit commitments	3,669	3,332	3,505
General reserve for credit losses adjustment	208	112	107
Total provisions plus general reserve for credit losses	3,877	3,444	3,612

Westpac Group March 2016 Pillar 3 report | 39

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach.

As at 31 March 2016, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund and reverse mortgages portfolios and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach. During First Half 2016 Westpac was accredited to apply the advanced IRB approach for credit risk for the Lloyds asset finance portfolio.

31 March 2016	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	270	-
2%	2,066	41
20%	1,586	317
35%	1,035	362
50%	2,982	1,491
75%	2,044	1,533
100%	4,797	4,797
150%	6	9
Default fund contributions[1]	44	373
Mark-to-market related credit risk	-	9,688
Total	14,830	18,611

30 September 2015	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	300	-
2%	2,000	40
20%	1,610	322
35%	1,128	395
50%	2,842	1,421
75%	1,858	1,394
100%	12,195	12,195
150%	23	35
Default fund contributions[1]	41	346
Mark-to-market related credit risk	-	10,643
Total	21,997	26,791

31 March 2015	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	279	-
2%	1,692	34
20%	1,548	310
35%	1,102	386
50%	2,536	1,268
75%	1,810	1,358
100%	11,844	11,844
150%	19	28
Default fund contributions[1]	57	288
Mark-to-market related credit risk	-	10,840
Total	20,887	26,356

1     Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

40 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

31 March 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	19,554	78	13,688
Good	90%	30,065	241	27,059
Satisfactory	115%	6,830	191	7,855
Weak	250%	419	34	1,048
Default	NA	550	299	-
Total		57,418	843	49,650

30 September 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	17,747	71	12,423
Good	90%	28,903	231	26,013
Satisfactory	115%	7,926	222	9,115
Weak	250%	406	32	1,014
Default	NA	718	381	-
Total		55,700	937	48,565

31 March 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	16,086	64	11,260
Good	90%	27,970	224	25,173
Satisfactory	115%	8,148	228	9,370
Weak	250%	437	35	1,093
Default	NA	792	434	-
Total		53,433	985	46,896

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Pillar 3 report
Credit risk exposures

Project finance

31 March 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,376	26	4,463
Good	90%	1,967	16	1,770
Satisfactory	115%	48	1	55
Weak	250%	202	16	505
Default	NA	-	-	-
Total		8,593	59	6,793

30 September 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,029	23	4,220
Good	90%	2,326	19	2,093
Satisfactory	115%	127	4	146
Weak	250%	291	23	728
Default	NA	-	-	-
Total		8,773	69	7,187

31 March 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,402	22	3,781
Good	90%	2,396	19	2,156
Satisfactory	115%	361	10	415
Weak	250%	197	16	493
Default	NA	4	2	-
Total		8,360	69	6,845

42 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Regulatory expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $135,717 million x 0.81% x 47%), does not always equal the aggregate regulatory expected loss ($478 million) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	248	-	248	0.01%	29%	-	28	11%
AA	3,198	2,298	5,498	0.03%	52%	2	848	15%
A	15,618	13,260	28,902	0.07%	51%	12	9,363	32%
BBB	34,646	25,529	60,210	0.23%	49%	71	31,881	53%
BB	25,385	11,782	37,115	1.24%	40%	182	31,976	86%
B	1,356	211	1,567	3.70%	44%	26	2,130	136%
Other	1,628	553	2,177	19.17%	43%	185	4,825	222%
Subtotal	82,079	53,633	135,717	0.81%	47%	478	81,051	60%
Default	1,075	48	1,150	NA	58%	513	2,655	231%
Total	83,154	53,681	136,867	1.64%	47%	991	83,706	61%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	301	-	301	0.01%	27%	-	33	11%
AA	4,886	2,932	7,809	0.03%	41%	2	1,127	14%
A	16,864	14,241	31,124	0.07%	49%	11	8,687	28%
BBB	35,286	24,997	60,312	0.23%	49%	69	31,186	52%
BB	25,032	10,830	35,814	1.27%	40%	176	30,710	86%
B	1,248	291	1,540	3.70%	48%	27	2,401	156%
Other	1,780	501	2,278	22.80%	45%	245	5,526	243%
Subtotal	85,397	53,792	139,178	0.86%	46%	530	79,670	57%
Default	479	127	632	NA	47%	224	1,328	210%
Total	85,876	53,919	139,810	1.31%	46%	754	80,998	58%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	409	16	426	0.01%	23%	-	46	11%
AA	3,366	2,726	6,137	0.03%	37%	1	803	13%
A	17,186	11,858	29,143	0.07%	48%	11	8,161	28%
BBB	34,796	23,703	58,495	0.22%	48%	62	28,529	49%
BB	24,756	11,907	36,582	1.29%	41%	187	32,305	88%
B	676	301	976	3.70%	40%	15	1,296	133%
Other	1,553	537	2,088	22.45%	47%	228	5,155	247%
Subtotal	82,742	51,048	133,847	0.84%	45%	504	76,295	57%
Default	594	32	707	NA	49%	297	1,221	173%
Total	83,336	51,080	134,554	1.36%	45%	801	77,516	58%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2016 Pillar 3 report | 43

Pillar 3 report
Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	12	13	0.03%	54%	-	1	8%
A	173	67	240	0.09%	51%	-	63	26%
BBB	1,633	620	2,246	0.23%	28%	1	603	27%
BB	31,174	9,496	40,437	1.63%	32%	212	25,511	63%
B	1,623	226	1,848	3.70%	34%	23	1,526	83%
Other	1,211	124	1,333	25.01%	39%	135	2,367	178%
Subtotal	35,815	10,545	46,117	2.31%	32%	371	30,071	65%
Default	590	25	676	NA	46%	288	1,011	150%
Total	36,405	10,570	46,793	3.72%	32%	659	31,082	66%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	5	11	12	0.03%	55%	-	1	8%
A	202	74	276	0.09%	48%	-	70	25%
BBB	1,596	629	2,219	0.22%	27%	1	557	25%
BB	32,136	9,360	41,316	1.64%	31%	216	26,043	63%
B	1,822	222	2,044	3.70%	32%	25	1,614	79%
Other	1,404	151	1,555	23.24%	40%	144	2,763	178%
Subtotal	37,165	10,447	47,422	2.36%	31%	386	31,048	65%
Default	650	25	756	NA	45%	314	1,235	163%
Total	37,815	10,472	48,178	3.89%	31%	700	32,283	67%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	54	55	0.02%	60%	-	6	11%
A	216	88	303	0.09%	49%	-	77	25%
BBB	1,644	724	2,360	0.22%	27%	1	591	25%
BB	31,740	9,035	40,637	1.62%	31%	211	25,071	62%
B	1,999	266	2,264	3.70%	32%	27	1,786	79%
Other	1,900	201	2,097	23.71%	37%	185	3,469	165%
Subtotal	37,500	10,368	47,716	2.61%	31%	424	31,000	65%
Default	725	24	800	NA	44%	321	1,352	169%
Total	38,225	10,392	48,516	4.21%	31%	745	32,352	67%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	22,493	221	24,003	0.01%	6%	-	300	1%
AA	40,606	1,092	43,353	0.02%	7%	1	744	2%
A	664	268	936	0.05%	24%	-	101	11%
BBB	555	102	662	0.30%	33%	1	228	34%
BB	41	18	59	1.60%	47%	-	61	103%
B	-	-	-	-	0%	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	64,359	1,701	69,013	0.02%	7%	2	1,434	2%
Default	-	-	-	NA	-	-	-	-
Total	64,359	1,701	69,013	0.02%	7%	2	1,434	2%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	22,780	62	23,988	0.01%	7%	-	305	1%
AA	36,361	1,023	39,135	0.02%	8%	1	820	2%
A	703	317	1,023	0.05%	20%	-	102	10%
BBB	798	252	1,056	0.29%	40%	1	434	41%
BB	44	40	84	1.56%	52%	1	114	136%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	60,686	1,694	65,286	0.02%	8%	3	1,775	3%
Default	-	-	-	NA	-	-	-	-
Total	60,686	1,694	65,286	0.02%	8%	3	1,775	3%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	17,175	331	18,632	0.01%	5%	-	214	1%
AA	29,238	1,090	32,294	0.02%	8%	-	676	2%
A	839	480	1,358	0.05%	20%	-	138	10%
BBB	612	6	618	0.30%	30%	2	210	34%
BB	43	16	59	1.89%	45%	-	72	122%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	47,907	1,923	52,961	0.02%	8%	2	1,310	2%
Default	-	-	-	NA	-	-	-	-
Total	47,907	1,923	52,961	0.02%	8%	2	1,310	2%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2016 Pillar 3 report | 45

Pillar 3 report
Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	526	-	529	0.01%	11%	-	20	4%
AA	10,467	5	10,493	0.03%	57%	2	2,674	25%
A	10,786	191	10,984	0.07%	54%	4	3,436	31%
BBB	3,297	83	3,382	0.20%	52%	3	1,690	50%
BB	55	-	55	0.59%	21%	-	19	35%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	25,131	279	25,443	0.07%	54%	9	7,839	31%
Default	43	-	43	NA	39%	13	45	105%
Total	25,174	279	25,486	0.24%	54%	22	7,884	31%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	743	-	748	0.01%	10%	-	29	4%
AA	10,204	5	10,242	0.03%	56%	2	2,667	26%
A	13,898	588	14,497	0.07%	52%	5	4,480	31%
BBB	2,356	11	2,369	0.24%	48%	3	1,106	47%
BB	70	-	70	0.62%	21%	-	24	34%
B	1	-	1	3.70%	60%	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	27,272	604	27,927	0.07%	52%	10	8,306	30%
Default	47	-	47	NA	28%	6	95	202%
Total	27,319	604	27,974	0.24%	52%	16	8,401	30%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,060	-	1,060	0.01%	11%	-	39	4%
AA	10,202	25	10,525	0.03%	56%	2	2,727	26%
A	13,259	291	13,746	0.07%	48%	5	3,979	29%
BBB	2,172	172	2,344	0.23%	39%	2	955	41%
BB	150	-	150	0.58%	23%	-	55	37%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	26,843	488	27,825	0.07%	49%	9	7,755	28%
Default	43	-	43	NA	28%	5	87	202%
Total	26,886	488	27,868	0.22%	49%	14	7,842	28%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	138,782	36,416	175,516	0.04%	20%	13	4,169	2%
0.10 to 0.25	62,356	8,108	70,283	0.17%	20%	23	5,211	7%
0.25 to 1.0	143,541	29,309	172,220	0.48%	20%	168	26,766	16%
1.0 to 2.5	56,645	3,524	59,733	1.42%	20%	174	20,157	34%
2.5 to 10.0	13,568	427	13,963	5.34%	21%	153	10,020	72%
10.0 to 99.99	5,546	18	5,579	23.06%	20%	257	6,409	115%
Subtotal	420,438	77,802	497,294	0.78%	20%	788	72,732	15%
Default	2,387	10	2,394	NA	20%	152	5,072	212%
Total	422,825	77,812	499,688	1.26%	20%	940	77,804	16%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	139,169	35,997	175,467	0.04%	20%	13	4,174	2%
0.10 to 0.25	60,416	7,923	68,147	0.17%	20%	23	5,075	7%
0.25 to 1.0	135,999	31,488	166,801	0.48%	20%	163	25,583	15%
1.0 to 2.5	52,094	3,521	55,204	1.42%	20%	161	18,625	34%
2.5 to 10.0	12,666	445	13,081	5.26%	20%	140	9,286	71%
10.0 to 99.99	5,530	37	5,581	22.86%	20%	255	6,433	115%
Subtotal	405,874	79,411	484,281	0.77%	20%	755	69,176	14%
Default	1,922	13	1,929	NA	20%	135	4,119	214%
Total	407,796	79,424	486,210	1.16%	20%	890	73,295	15%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	132,927	34,628	167,613	0.04%	20%	13	3,990	2%
0.10 to 0.25	58,054	7,627	65,369	0.17%	20%	22	4,875	7%
0.25 to 1.0	133,340	29,877	162,371	0.48%	20%	159	25,063	15%
1.0 to 2.5	51,599	3,506	54,642	1.43%	20%	160	18,524	34%
2.5 to 10.0	13,117	432	13,513	5.35%	20%	148	9,667	72%
10.0 to 99.99	5,900	39	5,947	22.58%	20%	268	6,899	116%
Subtotal	394,937	76,109	469,455	0.81%	20%	770	69,018	15%
Default	2,035	13	2,040	NA	20%	146	4,319	212%
Total	396,972	76,122	471,495	1.24%	20%	916	73,337	16%

[1] Outstandings are balances that were drawn down as at the reporting date.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2016 Pillar 3 report | 47

Pillar 3 report
Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,253	11,117	7,366	0.04%	74%	2	167	2%
0.10 to 0.25	1,334	5,633	4,108	0.14%	76%	4	266	6%
0.25 to 1.0	1,546	1,388	2,373	0.42%	76%	8	376	16%
1.0 to 2.5	3,003	2,073	4,369	1.49%	77%	50	1,822	42%
2.5 to 10.0	1,459	667	2,037	5.37%	75%	83	2,034	100%
10.0 to 99.99	758	86	811	25.26%	76%	155	1,657	204%
Subtotal	10,353	20,964	21,064	1.89%	75%	302	6,322	30%
Default	114	12	114	NA	77%	65	295	259%
Total	10,467	20,976	21,178	2.42%	75%	367	6,617	31%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,266	11,676	7,655	0.08%	76%	5	321	4%
0.10 to 0.25	869	2,845	2,347	0.19%	75%	3	188	8%
0.25 to 1.0	2,625	2,640	4,161	0.64%	77%	21	910	22%
1.0 to 2.5	2,377	2,991	4,088	1.56%	76%	49	1,759	43%
2.5 to 10.0	1,357	723	1,917	4.32%	75%	62	1,655	86%
10.0 to 99.99	621	78	664	22.13%	75%	109	1,245	188%
Subtotal	10,115	20,953	20,832	1.59%	76%	249	6,078	29%
Default	94	9	94	NA	77%	62	140	149%
Total	10,209	20,962	20,926	2.03%	76%	311	6,218	30%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,222	11,500	7,542	0.08%	76%	5	318	4%
0.10 to 0.25	847	2,763	2,282	0.19%	75%	3	183	8%
0.25 to 1.0	2,656	2,573	4,167	0.64%	77%	21	910	22%
1.0 to 2.5	2,297	2,852	3,948	1.55%	76%	47	1,689	43%
2.5 to 10.0	1,397	708	1,934	4.42%	75%	64	1,697	88%
10.0 to 99.99	690	83	736	22.60%	75%	123	1,389	189%
Subtotal	10,109	20,479	20,609	1.70%	76%	263	6,186	30%
Default	118	15	119	NA	76%	73	246	207%
Total	10,227	20,494	20,728	2.26%	76%	336	6,432	31%

[1] Outstandings are balances that were drawn down as at the reporting date.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	168	237	402	0.07%	75%	-	61	15%
0.10 to 0.25	1,164	998	1,951	0.18%	57%	2	437	22%
0.25 to 1.0	3,622	2,203	4,930	0.53%	62%	16	2,361	48%
1.0 to 2.5	5,703	1,120	6,648	1.70%	62%	72	5,271	79%
2.5 to 10.0	2,373	312	2,666	5.56%	68%	101	2,864	107%
10.0 to 99.99	1,452	83	1,550	27.93%	65%	281	2,401	155%
Subtotal	14,482	4,953	18,147	3.99%	63%	472	13,395	74%
Default	250	8	254	NA	64%	129	498	196%
Total	14,732	4,961	18,401	5.31%	63%	601	13,893	76%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	3	2	4	0.09%	76%	-	1	25%
0.10 to 0.25	178	627	617	0.15%	49%	-	107	17%
0.25 to 1.0	2,313	2,277	3,825	0.57%	69%	15	2,073	54%
1.0 to 2.5	5,489	1,358	6,902	1.71%	61%	74	5,431	79%
2.5 to 10.0	2,293	597	2,861	4.54%	74%	96	3,278	115%
10.0 to 99.99	1,077	77	1,179	23.02%	68%	186	1,745	148%
Subtotal	11,353	4,938	15,388	3.52%	65%	371	12,635	82%
Default	151	7	157	NA	68%	87	291	185%
Total	11,504	4,945	15,545	4.50%	65%	458	12,926	83%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	3	2	4	0.09%	76%	-	1	25%
0.10 to 0.25	198	700	684	0.15%	44%	-	111	16%
0.25 to 1.0	2,663	1,807	3,585	0.56%	68%	14	1,916	53%
1.0 to 2.5	5,162	803	5,749	1.67%	60%	59	4,461	78%
2.5 to 10.0	2,254	733	2,915	4.59%	74%	103	3,335	114%
10.0 to 99.99	879	395	1,274	24.02%	68%	227	1,949	153%
Subtotal	11,159	4,440	14,211	3.92%	65%	403	11,773	83%
Default	164	8	168	NA	68%	94	322	192%
Total	11,323	4,448	14,379	5.04%	65%	497	12,095	84%

[1] Outstandings are balances that were drawn down as at the reporting date.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2016 Pillar 3 report | 49

Pillar 3 report
Credit risk exposures

Small business portfolio by PD band

							Risk	Average
31 March 2016[3]		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	442	747	1,141	0.07%	32%	-	64	6%
0.10 to 0.25	2,715	1,654	4,385	0.19%	25%	2	449	10%
0.25 to 1.0	5,430	1,596	7,095	0.46%	39%	12	1,973	28%
1.0 to 2.5	10,300	799	11,025	1.43%	38%	60	5,274	48%
2.5 to 10.0	2,136	142	2,280	5.15%	32%	38	1,445	63%
10.0 to 99.99	1,093	32	1,130	21.71%	34%	83	1,163	103%
Subtotal	22,116	4,970	27,056	2.08%	35%	195	10,368	38%
Default	309	7	391	NA	46%	144	782	200%
Total	22,425	4,977	27,447	3.47%	35%	339	11,150	41%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	294	571	812	0.07%	37%	-	52	6%
0.10 to 0.25	2,024	1,103	3,137	0.19%	24%	2	320	10%
0.25 to 1.0	5,280	1,398	6,738	0.57%	41%	16	2,205	33%
1.0 to 2.5	6,243	786	6,950	1.43%	36%	34	3,100	45%
2.5 to 10.0	1,408	128	1,537	5.35%	27%	23	901	59%
10.0 to 99.99	614	22	639	24.74%	31%	52	639	100%
Subtotal	15,863	4,008	19,813	1.94%	35%	127	7,217	36%
Default	236	7	273	NA	42%	86	577	211%
Total	16,099	4,015	20,086	3.27%	35%	213	7,794	39%

							Risk	Average
31 March 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	279	561	787	0.07%	37%	-	50	6%
0.10 to 0.25	1,793	1,042	2,845	0.19%	25%	1	298	10%
0.25 to 1.0	5,176	1,400	6,633	0.57%	41%	15	2,164	33%
1.0 to 2.5	5,958	804	6,678	1.44%	35%	33	2,925	44%
2.5 to 10.0	1,302	108	1,411	5.34%	27%	21	818	58%
10.0 to 99.99	676	22	701	25.29%	31%	58	705	101%
Subtotal	15,184	3,937	19,055	2.06%	35%	128	6,960	37%
Default	251	8	290	NA	42%	95	654	226%
Total	15,435	3,945	19,345	3.53%	35%	223	7,614	39%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

[3]      Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

50 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

Credit Quality

Overall credit quality through First Half 2016 remained sound however there were higher new impaired assets from the downgrade of a small number of corporate customers and a small rise in delinquencies partially offset by improvement within business lending and low actual losses.

The portfolio has experienced some pockets of stress with the further downgrade of a small number of larger corporate facilities and a rise in delinquencies in those markets and regions impacted by the slowing of the mining investment cycle. Mortgage delinquencies have also increased following changes in how facilities that have been granted hardship assistance are reported.

Actual losses

31 March 2016	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	-	30	(34)	(4)
Business lending	35	6	20	(11)	50
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	8	-	32	-	40
Australian credit cards	158	1	3	(15)	147
Other retail	172	1	-	(28)	145
Small business	27	-	8	(3)	32
Specialised lending	4	5	6	-	15
Securitisation	-	-	-	-	-
Standardised	1	-	-	(1)	-
Total	405	13	99	(92)	425

30 September 2015	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	1	-	96	(16)	81
Business lending	74	9	118	(12)	189
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	23	-	66	(3)	86
Australian credit cards	306	-	-	(20)	286
Other retail	276	3	1	(58)	222
Small business	49	3	19	-	71
Specialised lending	4	9	95	(8)	100
Securitisation	-	-	-	-	-
Standardised	31	5	50	(14)	72
Total	764	29	445	(131)	1,107

31 March 2015	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	1	-	38	(4)	35
Business lending	25	5	30	(7)	53
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	12	-	34	(1)	45
Australian credit cards	137	-	-	(8)	129
Other retail	119	2	3	(29)	95
Small business	20	1	10	-	31
Specialised lending	2	4	50	(7)	49
Securitisation	-	-	-	-	-
Standardised	-	2	39	(7)	34
Total	316	14	204	(63)	471

[1] Write-offs from individually assessed provisions.

Westpac Group March 2016 Pillar 3 report | 51

Pillar 3 report
Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

In order to appropriately include the most recent half-year period, its outcomes have been annualised.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
31 March 2016	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	991	2.19%	1.07%	51%	41%	(23%)
Business lending	659	2.24%	1.54%	34%	18%	(12%)
Sovereign	2	0.21%	-	-	-	-
Bank	22	0.54%	0.21%	-	-	-
Residential mortgages	940	0.60%	0.44%	20%	4%	(2%)
Australian credit cards	367	1.80%	1.65%	76%	58%	(2%)
Other retail	601	5.11%	3.73%	71%	50%	(13%)
Small business	339	2.08%	1.69%	41%	20%	(9%)
Specialised lending	902	NA	2.12%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,823

[1]  Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.

3  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

52 | Westpac Group March 2016 Pillar 3 report

Pillar 3 report
Credit risk exposures

						Observed EAD
30 September 2015	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	754	2.24%	1.17%	50%	40%	(24%)
Business lending	700	2.25%	1.55%	34%	18%	(12%)
Sovereign	3	0.23%	-	-	-	-
Bank	16	0.61%	0.24%	-	-	-
Residential mortgages	890	0.66%	0.56%	20%	6%	-
Australian credit cards	311	1.48%	1.49%	76%	58%	(4%)
Other retail	458	4.32%	2.71%	71%	54%	(4%)
Small business	213	2.51%	1.62%	34%	21%	(9%)
Specialised lending	1,006	NA	2.29%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,351

						Observed EAD
31 March 2015	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	801	2.24%	1.09%	50%	39%	(27%)
Business lending	745	2.25%	1.55%	34%	19%	(11%)
Sovereign	2	0.23%	-	-	-	-
Bank	14	0.60%	0.24%	-	-	-
Residential mortgages	916	0.68%	0.59%	20%	6%	-
Australian credit cards	336	1.51%	1.50%	76%	60%	(3%)
Other retail	497	4.24%	2.75%	71%	56%	(4%)
Small business	223	2.52%	1.68%	33%	22%	(9%)
Specialised lending	1,054	NA	2.26%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,588

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures

2  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group March 2016 Pillar 3 report | 53

Pillar 3 report
Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

●     exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

●     exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

●     exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. Following decisions by the relevant business and credit risk management units, an independent operational unit ensures necessary actions are implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1] Excludes collateralised derivative transactions.

54 | Westpac Group March 2016 Pillar 3 report

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Credit risk mitigation

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

●     cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

●     bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

●     securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

●     protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

●     sovereign entities;

●     public sector entities in Australia and New Zealand;

●     authorised deposit taking institutions and overseas banks with a minimum risk grade equivalent of A-/A3. The Global Chief Credit Officer (GCCO)  has the authority to approve exceptions to the A-/A3 minimum; and

●     other entities with a minimum risk grade equivalent of A-/A3. The GCCO has the authority to approve exceptions to the A-/A3 minimum.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

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Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2016	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	137,295	(428)	136,867	4,042	1,381	317	120
Sovereign	69,147	(134)	69,013	420	134	240	-
Bank	26,197	(711)	25,486	2,391	711	-	-
Total	232,639	(1,273)	231,366	6,853	2,226	557	120

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2015	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	140,647	(837)	139,810	5,535	2,289	377	104
Sovereign	65,472	(186)	65,286	355	186	103	-
Bank	30,421	(2,447)	27,974	5,929	2,372	-	-
Total	236,540	(3,470)	233,070	11,819	4,847	480	104

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2015	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	134,841	(287)	134,554	4,365	1,892	53	24
Sovereign	53,057	(96)	52,961	241	96	110	-
Bank	28,982	(1,114)	27,868	3,087	1,115	180	44
Total	216,880	(1,497)	215,383	7,693	3,103	343	68

[1] Impact of credit mitigation under the substitution approach.

56 | Westpac Group March 2016 Pillar 3 report

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Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

●     capital to absorb losses arising from the default of derivative counterparties. This has been included as part of the “IRB Approach” credit capital requirements since Westpac’s Basel II accreditation; and

●     capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment or CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

●     the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to credit officers;

●     Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met; and

●     credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

●     incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

●     signing netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

●     regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

●     downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

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Counterparty credit risk

Wrong-way risk exposures1

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $96 million; while for a two notch downgrade, postings would be $128 million.

Counterparty credit risk summary

	31 March	30 September
$m	2016	2015
Gross positive fair value of contracts	89,320	97,317
Netting benefits	(58,329)	(60,309)
Netted current credit exposure	30,991	37,008

Collateral held	(1,273)	(3,470)
Mark-to-market credit related risk reduction	(196)	(205)
Net derivatives credit exposure	29,522	33,333

Exposure at default
Gross credit exposure amount of credit derivative hedges	-	-
Credit exposure	-	-
Interest rate contracts	9,691	10,009
Foreign exchange contracts	12,388	15,389
Equity contracts	4	21
Credit derivatives	413	687
Commodity contracts	4,413	5,448
Other	2,613	1,779
Total	29,522	33,333

Credit derivative transactions that create exposures to counterparty credit risk

31 March 2016	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold	Total
Credit Default Swaps	199	186	8	23	417
Total Return Swaps	-	-	-	-	-
Credit options	-	-	-	-	-
Credit linked notes	-	-	-	-	-
Collateralised Loan Obligations	-	-	-	-	-
Other	-	-	-	-	-
Total	199	186	8	23	417

30 September 2015	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold	Total
Credit Default Swaps	373	300	9	13	695
Total Return Swaps	-	-	-	-	-
Credit options	-	-	-	-	-
Credit linked notes	-	-	-	-	-
Collateralised Loan Obligations	-	-	-	-	-
Other	-	-	-	-	-
Total	373	300	9	13	695

[1] Credit rating downgrade postings are cumulative.

58 | Westpac Group March 2016 Pillar 3 report

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Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

●     traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

●     synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through the Waratah and Crusade conduits, the Westpac-sponsored securitisation conduits; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues. Westpac provides facilities to Waratah and the Crusade securitisation conduits including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	● Arranger ● Asset originator ● Bond distributor ● Facility provider	● Note holder ● Trust manager ● Swap provider ● Servicer
Securitisation in the management of Westpac’s credit portfolio	● Hedger - protection purchaser ● Investor - protection seller ● Investor - purchaser of securitisation exposures
Provision of securitisation services including funding and management of conduit vehicles	● Arranger ● Bond distributor ● Credit enhancement provider ● Funder	● Liquidity facility provider ● Swap counterparty ● Servicer

[1] The credit exposures of the underlying loans are measured in accordance with APS113.

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Securitisation

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 54 and 55).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 54 and 55). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 57 and 58) and market risk management (see pages 67 and 71) policies and processes.

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Securitisation

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with APS120.

Consistent with APS120 the approaches employed include the Ratings-Based Approach (RBA), where APRA provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is employed under specific conditions where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the Supervisory Formula approach instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac uses the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit and facilities for the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS113.The difference in regulatory capital calculations using APS120 and APS113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for resecuritisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1] Including the requirements to achieve capital relief.

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Banking book summary of assets securitised by Westpac

This table shows outstanding Banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2016	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	94,644	-	-	6	510	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,442	-	-	12	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	96,086	-	-	18	510	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2015	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	98,729	-	-	8	347	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,722	-	-	8	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	100,451	-	-	16	347	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2015	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	96,685	-	-	9	356	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,309	-	-	10	3	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	98,994	-	-	19	359	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents Banking book third party assets where Westpac acts a sponsor.

$m	31 March 2016	30 September 2015	31 March 2015
Residential mortgages	1,130	823	674
Credit cards	-	-	-
Auto and equipment finance	-	-	145
Business lending	-	-	-
Investments in ABS	-	-	-
Other	107	182	182
Total	1,237	1,005	1,001

[1]    Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

[2]    Includes self securitisation assets of $84,514 million at 31 March 2016 ($87,048 million at 30 September 2015 and $84,966 million at 31 March).

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Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 6 months ended
31 March 2016	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,498	-
Credit cards	-	-
Auto and equipment finance	194	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	7,692	-

For the 12 months ended
30 September 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	34,586	-
Credit cards	-	-
Auto and equipment finance	1,206	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	35,792	-

For the 6 months ended
31 March 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	18,511	-
Credit cards	-	-
Auto and equipment finance	1,091	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	19,602	-

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Banking book summary of on and off-balance sheet securitisation by exposure type

31 March 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,000	-	7,000
Liquidity facilities	67	-	1,484	1,551
Funding facilities	11,447	-	3,474	14,921
Underwriting facilities	8	-	118	126
Lending facilities	-	-	115	115
Warehouse facilities	-	-	-	-
Total	11,522	7,000	5,191	23,713

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,048	-	8,048
Liquidity facilities	-	-	1,168	1,168
Funding facilities	9,602	-	4,274	13,876
Underwriting facilities	10	-	86	96
Lending facilities	-	-	70	70
Warehouse facilities	-	-	-	-
Total	9,612	8,048	5,598	23,258

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,213	-	8,213
Liquidity facilities	-	-	1,854	1,854
Funding facilities	7,836	-	5,773	13,609
Underwriting facilities	12	-	69	81
Lending facilities	-	-	121	121
Warehouse facilities	-	-	-	-
Total	7,848	8,213	7,817	23,878

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Securitisation

Banking book securitisation exposure at default by risk weight band

31 March 2016	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,192	-	8,192	587	-	587
Greater than 10 - 20%	12,850	-	12,850	2,097	-	2,097
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,013	-	1,013	368	-	368
Greater than 50 - 75%	88	786	874	66	511	577
Greater than 75 - 100%	192	586	778	192	586	778
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	3	-	3	17	-	17
Other	-	-	-	-	-	-
Deductions	3	-	3	-	-	-
Total	22,341	1,372	23,713	3,327	1,097	4,424

30 September 2015	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	9,466	-	9,466	674	-	674
Greater than 10 - 20%	11,415	-	11,415	1,863	-	1,863
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,091	-	1,091	421	-	421
Greater than 50 - 75%	90	639	729	67	415	482
Greater than 75 - 100%	160	320	480	160	320	480
Greater than 100 - 250%	70	-	70	176	-	176
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	-	-	-	-	-	-
Deductions	5	-	5	-	-	-
Total	22,299	959	23,258	3,374	735	4,109

31 March 2015	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,982	-	8,982	637	-	637
Greater than 10 - 20%	12,045	-	12,045	1,968	-	1,968
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	779	368	1,147	296	148	444
Greater than 50 - 75%	110	1,142	1,252	79	742	821
Greater than 75 - 100%	304	69	373	304	69	373
Greater than 100 - 250%	70	-	70	175	-	175
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	-	-	-	-	-	-
Deductions	7	-	7	-	-	-
Total	22,299	1,579	23,878	3,472	959	4,431

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Banking book securitisation exposure deducted from capital1

Exposures
deducted from
31 March 2016	Common equity
$m	Tier 1 capital
Securities	3
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	3

Exposures
deducted from
30 September 2015	Common equity
$m	Tier 1 capital
Securities	5
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	5

Exposures
deducted from
31 March 2015	Common equity
$m	Tier 1 capital
Securities	7
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	7

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Banking book that is subject to early amortisation treatment as at 31 March 2016.

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2016 resecuritisation exposures eligible for CRM was $1,372 million with nil CRM taken against these exposures ($959 million eligible for CRM and nil CRM taken as at 30 September 2015).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2016.

Trading book summary of assets securitised by Westpac

As at 31 March 2016 there was nil in outstanding securitisation exposures for Westpac originated assets held in the Trading book ($14 million as at 30 September 2015).

[1] Excludes securitisation start-up costs.

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Pillar 3 report
Securitisation

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the Trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2016.

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 31 March 2016.

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

This table shows Westpac originated outstanding securitisation exposure held in the Trading book. These exposures are risk weighted under APS116.

	Standard Method		IMA Method
31 March 2016	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	17	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	17	-	-	-

	Standard Method		IMA Method
30 September 2015	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	14	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	14	-	-	-

	Standard Method		IMA Method
31 March 2015	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	21	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	21	-	-	-

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Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 March 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	17	2	-	19
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	81	81
Other derivatives	-	-	73	73
Total	17	2	154	173

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	14	200	-	214
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	72	72
Other derivatives	-	-	56	56
Total	14	200	128	342

31 March 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	21	200	-	221
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	42	42
Other derivatives	-	-	110	110
Total	21	200	152	373

Trading book securitisation exposure subject to specific risk

There is no Trading book securitisation exposure subject to specific risk for 31 March 2016.

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no Trading book securitisation exposure subject to APS120 specific risk for 31 March 2016.

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no Trading book capital requirement for securitisation subject to IMA for 31 March 2016.

1 EAD associated with Trading book securitisation is not included in the EAD by Major Type on page 29. Trading book securitisation exposure is captured and risk weighted under APS116.

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Securitisation

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no Trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2016.

Trading book securitisation exposure deducted from capital

There is no Trading book capital deduction for 31 March 2016.

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Trading book that is subject to early amortisation treatment for 31 March 2016.

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 31 March 2016.

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2016.

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Pillar 3 report
Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are managed within by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and managing market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk.

All trades are fair valued daily using rates that have been captured automatically from an independent market data source that has been approved by the WIB Revaluation Committee (WIBRC). Where there is no source of independent rates, data will either be derived using a methodology approved by the WIBRC or sourced from dealer contributions. Where dealer-sourced rates/inputs are applied the WIBRC will meet monthly to review the results of independent price verification performed by the valuation function. In addition, valuation adjustments will be made as deductions to Common Equity Tier 1 Capital for exposures which may not be captured through the fair valuation framework.

The current valuation adjustment considers the impact of the volatility smile in foreign exchange exotic options based on an assessment of the average of at-the-money and non-at-the money volatilities. The resulting adjustment is not material. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manage banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the Board approved market risk VaR limit for trading activities, RISKCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by RISKCO.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

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Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the  Market Risk team, who monitor market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (market data is based upon the most recent 12 months of historical data) and a Stressed VaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated as a 10-day, 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

●     trading authorities and responsibilities are clearly delineated at all levels;

●     a structured system of limits and reporting of exposures;

●     all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

●     models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

●     duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

●     legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently reviews compliance with policies, procedures and limits.

Market Risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

	31 March	30 September	31 March
$m	2016	2015	2015
Internal model approach	617	675	478
Standard approach	105	131	154
Total capital required	722	806	632
Risk weighted assets	9,024	10,074	7,900

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Market risk

VaR by risk type

31 March 2016	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	13.7	4.6	8.8	8.8
Foreign exchange risk	12.2	1.4	5.6	5.5
Equity risk	0.9	0.1	0.3	0.4
Commodity risk	4.5	1.5	3.0	2.3
Other market risks	4.8	2.6	3.2	4.7
Diversification benefit	NA	NA	(8.9)	(8.9)
Net market risk[1]	18.7	7.7	12.0	12.8

30 September 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	16.9	7.5	12.2	9.2
Foreign exchange risk	11.8	0.8	4.4	3.1
Equity risk	0.6	0.1	0.3	0.2
Commodity risk	4.2	2.1	3.1	4.2
Other market risks	4.3	2.9	3.5	3.2
Diversification benefit	NA	NA	(7.0)	(10.5)
Net market risk[1]	23.5	9.0	16.5	9.4

31 March 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	18.1	7.0	10.7	8.6
Foreign exchange risk	6.4	0.5	2.8	1.7
Equity risk	0.5	0.1	0.2	0.3
Commodity risk	5.7	1.7	3.1	3.2
Other market risks	6.7	4.0	5.8	4.0
Diversification benefit	NA	NA	(7.4)	(7.2)
Net market risk[1]	22.2	9.7	15.2	10.5

Stressed VaR by risk type

31 March 2016	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	84.4	21.7	40.4	41.7
Foreign exchange risk	28.0	1.5	10.7	5.5
Equity risk	1.4	0.4	0.6	0.5
Commodity risk	12.2	2.8	6.2	4.0
Other market risks	19.4	10.0	13.1	14.5
Diversification benefit	NA	NA	(23.6)	(13.1)
Net market risk[1]	86.7	26.4	47.4	53.1

30 September 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	76.7	23.8	43.3	53.9
Foreign exchange risk	17.8	0.9	6.2	3.7
Equity risk	1.4	0.2	0.6	0.9
Commodity risk	12.2	7.2	9.1	9.2
Other market risks	15.8	11.0	13.4	12.4
Diversification benefit	NA	NA	(21.1)	(29.1)
Net market risk[1]	84.2	28.0	51.5	51.0

[1]    The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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Market risk

31 March 2015	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	42.5	26.6	33.3	27.9
Foreign exchange risk	15.9	1.2	5.4	2.3
Equity risk	1.5	0.4	0.9	0.9
Commodity risk	16.9	9.2	12.6	9.2
Other market risks	20.8	15.4	18.7	15.4
Diversification benefit	NA	NA	(31.2)	(26.5)
Net market risk[1]	55.2	27.8	39.7	29.2

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2016.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR).

[1]    The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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Liquidity risk management

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they come due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the BRCC approved Liquidity Risk Management Framework.

Responsibility for managing the Group’s liquidity and funding positions in accordance with the Group’s Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the liquidity risk appetite, roles and responsibilities, tools for measuring and managing liquidity risk, reporting procedures and supporting policies. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines the funding strategy for the coming year. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. The annual funding strategy is reviewed and supported by ALCO prior to approval by the BRCC.

To further strengthen the management of Westpac’s funding, the Stable Funding Ratio (SFR) is used to focus on the composition and stability of the overall funding base. Stable funding consists of customer deposits, equity and wholesale term funding with residual maturity greater than twelve months (including securitisation). As at 31 March 2016 the SFR was 83.3%. See also section 2.4.2 ‘Funding and Liquidity Risk Management’ in the Westpac Group 2016 Interim Financial Results Announcement for further detail.

Minimum liquid asset holdings

Westpac holds a portfolio of liquid assets as a buffer against unforeseen funding requirements. These assets are unencumbered and eligible to be used as collateral for repurchase agreements with the Reserve Bank of Australia or other central banks. The BRCC approves minimum holdings of high-quality liquid assets (HQLA) annually.

‘Going Concern’ scenario

The Group maintains a ‘going concern’ model with reports issued and reviewed on a daily basis. Under the ‘going concern’ model wholesale debt maturities are added to planned net asset growth to provide an estimate of the wholesale funding task across a range of time horizons. Maturity concentrations are measured against a Board approved limit structure with limits set at intervals from one week to 15 months.

Stress testing

Stress testing is carried out to assess Westpac’s ability to meet cash flow obligations under a range of market conditions, including name specific and market wide stress scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing process which measures and allocates liquidity risk across the Group.

Contingency planning

Treasury maintains a contingency funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is reviewed and approved by ALCO and is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the BRCC.

Liquidity reporting

Daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in Treasury and the Liquidity Risk team. Daily monitoring of the liquidity risk position is conducted by the Liquidity Risk team, which monitors compliance with liquidity limits. Liquidity reports are presented to ALCO monthly and to the BRCC quarterly.

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Liquidity risk coverage ratio disclosure

Liquidity Coverage Ratio disclosure

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined by APRA, to withstand 30 days under a regulator-defined acute stress scenario. The LCR came into effect from 1 January 2015. The Group’s LCR for the quarter ending 31 March 2016 was 126%1 (quarter ending 31 December 2015: 122%2). The increase in the LCR over the quarter was primarily driven by a reduction in average net cash outflows for the group over the period.

Liquid assets included in the LCR comprise HQLA, the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $58.6 billion for the calendar year 2016 (2015 calendar year: $66.0 billion). The Group maintains a portfolio of HQLA and these averaged $70.7 billion over the quarter3.

Funding is sourced from retail, small business and institutional customer deposits and wholesale funding. The Group seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

		31 March 2016		31 December 2015
$m		Total unweighted value (average)[3]	Total weighted value (average)[3]	Total unweighted value (average)[4]	Total weighted value (average)[4]
Liquid assets, of which:
1	High-quality liquid assets (HQLA)		70,723		61,765
2	Alternative liquid assets (ALA)		51,504		60,443
3	Reserve Bank of New Zealand (RBNZ) securities		6,579		6,709

Cash Outflows
4	Retail deposits and deposits from small business customers, of which:	215,908	17,856	214,687	17,906
5	Stable deposits	114,882	5,744	114,612	5,731
6	Less stable deposits	101,026	12,112	100,076	12,175

7	Unsecured wholesale funding, of which:	120,789	63,771	119,887	64,632
8	Operational deposits (all counterparties) and deposits in networks for cooperative banks	37,991	9,448	36,184	8,992
9	Non-operational deposits (all counterparties)	68,890	40,416	68,652	40,590
10	Unsecured debt	13,908	13,908	15,051	15,051

11	Secured wholesale funding		779		334

12	Additional requirements, of which:	214,728	37,401	216,153	37,697
13	Outflows related to derivatives exposures and other collateral requirements	19,852	19,852	20,688	20,688
14	Outflows related to loss of funding on debt products	894	894	-	-
15	Credit and liquidity facilities	193,981	16,655	195,465	17,009

16	Other contractual funding obligations	2,190	2,190	2,685	2,685
17	Other contingent funding obligations	43,046	4,134	56,652	4,792

18	Total cash outflows		126,131		128,046

Cash inflows
19	Secured lending (e.g. reverse repos)	5,050	201	3,115	-
20	Inflows from fully performing exposures	13,626	9,090	13,231	8,713
21	Other cash inflows	14,456	14,456	13,396	13,396
22	Total cash inflows	33,131	23,747	29,742	22,110

			Total adjusted value		Total adjusted value

23	Total liquid assets		128,806		128,917
24	Total net cash outflows		102,386		105,936
25	Liquidity Coverage Ratio (%)		126%		122%

[1]    Calculated as total liquid assets divided by total net cash outflows as outlined in the table above for 31 March 2016.

[2]    Calculated as total liquid assets divided by total net cash outflows as outlined in the table above for 31 December 2015.

[3]    Calculated as a simple average of the data points for 31 January 2016, 29 February 2016 and 31 March 2016.

[4]    Calculated as a simple average of the data points for 31 October 2015, 30 November 2015 and 31 December 2015.

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Operational risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines a consistent approach to the:

●     identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

●     identification and escalation of operational risk and compliance incidents and issues in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

●     calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRCC are supported by committees, including RISKCO, that monitor operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Management (RCM) - RCM is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing key operational risks and the adequacy of controls, with management action planning to reduce risks that are outside risk appetite or where enhancements in the associated control environment are required.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the operational risk and control environment.

Incident Management - Incident management involves identifying operational risk incidents, capturing them in the central operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of extreme but plausible loss events on Westpac and is an input to the calculation of operational risk capital.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risks implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Controls Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

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Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital is based on three data sources:

●                  Internal Loss Data – operational risk losses experienced by Westpac;

●                  External Loss Data – operational risk losses experienced by other financial institutions; and

●                  Scenario Data – potential losses from extreme but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2016	2015	2015
Advanced measurement approach	2,586	2,481	2,411
Standardised approach	-	-	-
Total capital required	2,586	2,481	2,411
Risk weighted assets	32,329	31,010	30,136

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Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved under delegated authority from the Westpac Board. The BRCC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, at fair value through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

●     For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

●     Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

●     A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRCC approved VaR limit for Financial Markets trading activities. Equity trading is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

●     Investment exposures are reported quarterly.

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Pillar 3 report
Equity risk

Book value of listed equity exposures by industry classification

	31 March	30 September	31 March
$m	2016	2015	2015
Business services	-	1	41
Property	-	-	-
Finance and insurance	737	756	-
Construction	-	-	-
Mining	-	-	-
Total	737	757	41

Book value of unlisted equity exposures by industry classification

	31 March	30 September	31 March
$m	2016	2015	2015
Business services	25	-	-
Property	-	-	-
Finance and insurance	215	228	221
Construction	-	3	14
Mining	-	-	-
Total	240	231	235

Gains/losses

	31 March	30 September	31 March
$m	2016	2015	2015
Cumulative realised gains (losses)	23	508	13

Total unrealised gains (losses) through profit & loss	(23)	549	(11)
Total unrealised gains (losses) through equity	-	-	(2)
Total latent revaluation gains (losses)	-	-	-

At 31 March 2016 the carrying value of Westpac’s investment in BT Investment Management Limited (BTIM) was $737 million, and the fair value was $881 million.

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Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of RISKCO and the Market Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by Market Risk.

VaR limit

The BRCC has also approved a VaR limit for ALM activities. This limit is managed by the Treasurer and monitored by Market Risk. Additionally, Market Risk sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are located in Sydney and Auckland. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by Market Risk, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC, respectively, to provide transparency of material market risks and issues.

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Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2016	200bp parallel	200bp parallel
$m	increase	decrease
AUD	26.4	(35.9)
NZD	2.5	(1.9)
USD	-	-
Total	28.9	(37.8)

30 September 2015	200bp parallel	200bp parallel
$m	increase	decrease
AUD	21.3	(42.6)
NZD	0.3	0.0
USD	-	-
Total	21.6	(42.5)

31 March 2015	200bp parallel	200bp parallel
$m	increase	decrease
AUD	174.7	(183.6)
NZD	23.3	(24.4)
USD	-	-
Total	198.0	(207.9)

VaR results for non-traded interest rate risk1

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2016	2015	2015
High	8.4	5.5	5.9
Low	1.6	0.9	0.8
Average	4.1	3.1	2.7
Period end	4.8	1.4	3.8

Interest rate risk in the banking book regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2016	2015	2015
Total capital required	374	236	128
Risk weighted assets	4,678	2,951	1,596

1 VaR for non-traded interest rate risk is based on interest rate risk positions used in the measurement of interest rate risk in the banking book for capital adequacy purposes

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Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

31 March 2016 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template

Assets
Cash and balances with central banks	18,811	(184)	18,627
Receivables due from other financial institutions	13,503	(1,131)	12,372
Due from subsidiaries	-	1,811	1,811
Derivative financial instruments	39,199	36	39,235
Trading securities	25,387	-	25,387
Investments in associates	742	10	752
Other financial assets designated at fair value	2,923	(252)	2,671
Available-for-sale securities	56,021	(14)	56,007
Loans	640,687	-	640,687
Life insurance assets	13,540	(13,540)	-
Regulatory deposits with central banks overseas	1,420	-	1,420
Deferred tax assets	1,511	(12)	1,499	Table a
Goodwill and other intangible assets	11,465	(221)	11,244	Table b
Property, plant and equipment	1,628	(1)	1,627
Investments in life & general insurance, funds management & securitisation entities	-	1,425	1,425	Table c
Other assets	4,923	(1,022)	3,901
Total assets	831,760	(13,095)	818,665

Liabilities
Payables due to other financial institutions	21,205	(62)	21,143
Due to subsidiaries	-	3,545	3,545
Deposits and other borrowings	494,246	(186)	494,060
Other Financial Liabilities at fair value through income statement	7,172	-	7,172
Derivative financial instruments	51,230	-	51,230
Debt issues and acceptances	165,065	(2,162)	162,903
Current tax liabilities	235	(19)	216
Deferred tax liabilities	29	(29)	-	Table a
Life insurance liabilities	11,875	(11,875)	-
Provisions	1,216	(12)	1,204
Loan Capital	13,017	-	13,017	Table d and e
Other liabilities	8,489	(1,031)	7,458
Total liabilities	773,779	(11,831)	761,948

Equity
Ordinary share capital	33,155	-	33,155	Row 1
Treasury shares and RSP treasury shares	(450)	-	(450)	Table f
Reserves	710	(108)	602	Table g
Retained Profit	23,756	(1,156)	22,600	Row 2
Non-controlling interest	810	-	810	Table h
Total equity	57,981	(1,264)	56,717

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Appendix I | Regulatory capital reconciliation

$m	31 March 2016	Capital Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,499
Deferred tax asset adjustment before applying prescribed thresholds	1,499	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,499)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	31 March 2016	Capital Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,244
Less: Capitalised Software Disclosed Under Intangibles	(1,430)	Row 9
Total per Capital Disclosure Template - Goodwill	9,814	Row 8

$m	31 March 2016	Capital Disclosure Template Reference
Table c
Equity Investments
Significant Investment in financial entities	744
Equity Investments in non-consolidated subsidiaries	1,425
Total Significant Investment in financial entities	2,169	Row 73
Non-significant Investment in financial entities	276	Row 72
Total Investments in financial institutions	2,445	Row 26d
Investment in commercial entities	25	Row 26g
Total Equity Investments before applying prescribed threshold	2,470
Less: Amounts below prescribed threshold	(2,470)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	31 March 2016	Capital Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	13,017
Total Non-Controlling Interest per Level 2 Regulatory Balance Sheet	810
Total Loan Capital per Level 2 Regulatory Balance Sheet	13,827
Less: Non-Controlling Interest not included in Additional Tier 1 Capital	(55)
Less: Tier 2 Capital Instruments Reported Below	(7,846)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	38
Total per Capital Disclosure Template - Tier 1 Capital	5,964	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes	1,384
Westpac Capital Notes 2	1,311
Westpac Capital Notes 3	1,324
Total Basel III complying instruments	4,019	Row 30
Convertible preference shares (CPS)	1,190
Trust Preferred Securities 2006 (TPS 2006)	755
Total Basel III non complying instruments	1,945	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	5,964	Row 36

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Appendix I | Regulatory capital reconciliation

$m	31 March 2016	Capital Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	7,846
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	11
Less: Fair Value Adjustment[2]	(48)
Less: Cumulative amortisation of Tier 2 Capital Instruments	(259)
Less: Basel III transitional adjustment	(467)	Row 56c
Provisions	48	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	7,131	Row 51

Tier 2 Capital included in Regulatory Capital
AUD1,000 million Westpac Subordinated Notes	1,000
AUD925 million Westpac Subordinated Notes II	925
CNY1,250 million Westpac Subordinated Notes	253
AUD350 million Westpac Subordinated Notes	349
SGD325 million Westpac Subordinated Notes	314
USD100 million Westpac Subordinated Notes	131
AUD700 million Westpac Subordinated Notes	700
Total Basel III complying instruments	3,672	Row 46

USD352 million Perpetual Floating Rate Notes	460
USD350 million SEC registered Subordinated Notes	198
AUD500 million Subordinated Notes	500
AUD1,676 million Westpac Subordinated Notes	1,676
USD800 million Subordinated Notes	1,044
Total Basel III non complying instruments	3,878
Less: Basel III transitional adjustment	(467)	Row 85
Total Basel III non complying instruments after transitional adjustment	3,411	Row 47
Provisions	48	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	7,131	Row 51

$m	31 March 2016	Capital Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(450)
Less: Treasury Shares not included for Level 2 Regulatory Capital	81
Total per Capital Disclosure Template - Treasury Shares	(369)	Row 26a

$m	31 March 2016	Capital Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	602
Less: Share Based Payment Reserve not included within capital	(45)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income	557	Row 3

$m	31 March 2016	Capital Disclosure Template Reference
Table h
Non Controlling Interests
Total non controlling interests per Level 2 Regulatory Balance Sheet	810
Less: TPS included in Additional Tier 1 Capital (Refer to Table d)	(755)
Total per Capital Disclosure Template - Non Controlling Interests	55	Row 5

1     Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

2     For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		31 March 2016	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities)	33,155
2	Retained earnings	22,600
3	Accumulated other comprehensive income (and other reserves)	557	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	55	Table h
6	Common Equity Tier 1 capital before regulatory adjustments	56,367
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(9,814)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,430)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	89
12	Shortfall of provisions to expected losses	(730)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(238)
15	Defined benefit superannuation fund net assets	-
16	Investments in own shares (if not already netted off paid-in capital on reported balance	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(6,203)
26a	of which: treasury shares	(369)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	98
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(2,445)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,499)	Table a
26f	of which: capitalised expenses	(1,749)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(25)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(214)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(18,326)
29	Common Equity Tier 1 Capital (CET1)	38,041

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Appendix I | Regulatory capital reconciliation

$m		31 March 2016	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	4,019	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	4,019	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	1,945	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	5,964	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-

42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	5,964	Table d
45	Tier 1 Capital (T1=CET1+AT1)	44,005
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	3,672	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	3,411	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	48	Table e
51	Tier 2 Capital before regulatory adjustments	7,131	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-

55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(156)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	-
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	-
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-

57	Total regulatory adjustments to Tier 2 capital	(206)
58	Tier 2 capital (T2)	6,925
59	Total capital (TC=T1+T2)	50,930
60	Total risk-weighted assets based on APRA standards	363,248

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Appendix I | Regulatory capital reconciliation

$m		31 March 2016	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	10.47%
62	Tier 1 (as a percentage of risk-weighted assets)	12.11%
63	Total capital (as a percentage of risk-weighted assets)	14.02%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)	3.50%
65	of which: capital conservation buffer requirement	3.50%
66	of which: ADI-specific countercyclical buffer requirements	0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	5.97%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.50%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.00%
71	National total capital minimum ratio (if different from Basel III minimum)	8.00%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	276	Table c
73	Significant investments in the ordinary shares of financial entities	2,169	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,499	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	48	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	233
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,743
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	3,344
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities	-
84	Current cap on T2 instruments subject to phase out arrangements	3,411
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	467	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

		Risk weighted assets
31 March 2016 $m	Credit risk exposure at default	Credit risk	Non-private sector credit risk	Trading book private sector credit risk	Total private sector credit risk	Jurisdictional buffer	ADI-specific buffer
Hong Kong	4,543	2,045	-	6	1,791	0.625%	0.004%
Sweden	7	4	-	-	1	1.000%	0.000%
Norway	6	26	-	-	24	1.000%	0.000%
No countercyclical buffer applicable	944,871	315,142	(10,388)	9,018	314,037	0.000%	0.000%
Total	949,427	317,217	(10,388)	9,024	315,853		0.004%

Total Risk Weighted Asset							363,248
Countercyclical capital buffer							13

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Appendix II | Regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital Trust IV
1925 (Commercial) Pty Limited	Westpac Capital-NZ-Limited
1925 (Industrial) Pty Limited	Westpac Debt Securities Pty Limited
Belliston Pty Limited	Westpac Delta LLC
Bill Acceptance Corporation Pty Limited	Westpac Direct Equity Investments Pty Limited
Capital Finance Australia Limited	Westpac Equipment Finance Limited
CBA Limited	Westpac Equity Investments NZ Limited
Challenge Limited	Westpac Finance (HK) Limited
Mortgage Management Pty Limited	Westpac Financial Holdings Pty Limited
Partnership Pacific Pty Limited	Westpac Funding Holdings Pty Limited
Partnership Pacific Securities Pty Limited	Westpac Group Investment-NZ-Limited
Pashley Investments Pty Limited	Westpac Holdings-NZ-Limited
Sallmoor Pty Limited	Westpac Investment Capital Corporation
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
St.George Business Finance Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Custodial Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
St.George Equity Finance Limited	Westpac New Zealand Group Limited
St.George Finance Holdings Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Security Holdings Pty Limited	Westpac Overseas Holdings Pty Limited
Tavarua Funding Trust IV	Westpac Properties Limited
The Mortgage Company Pty Limited	Westpac Securitisation Holdings Pty Limited
Value Nominees Pty Limited	Westpac Structured Products Limited
Westpac Administration 2 Limited	Westpac TPS Trust
Westpac Administration Pty Limited	Westpac Unit Trust
Westpac Americas Inc.	Westpac USA Inc.
Westpac Capital Holdings Inc.

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Appendix II | Regulatory consolidation

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Oniston Pty Limited
A.G.C. (Pacific) Limited	Qvalent Pty Limited
Altitude Administration Pty Limited	RAMS Financial Group Pty Limited
Altitude Rewards Pty Limited	RMS Warehouse Trust 2007-1
Aotearoa Financial Services Limited	Seed Pool Trust No. 2
Ascalon Funds Seed Pool Trust	Series 2008-1M WST Trust
Australian Loan Processing Security Company Pty Limited	Series 2009-1 WST Trust
Australian Loan Processing Security Trust	Series 2011-1 WST Trust
BT (Queensland) Pty Limited	Series 2011-2 WST Trust
BT Australia Pty Limited	Series 2011-3 WST Trust
BT Financial Group (NZ) Limited	Series 2012-1 WST Trust
BT Financial Group Pty Limited	Series 2013-1 WST Trust
BT Securities Limited	Series 2013-2 WST Trust
BT Short Term Income Fund	Series 2014-1 WST Trust
Capital Corporate Finance Limited	Series 2014-2 WST Trust
Capital Finance (NZ) Limited	Series 2015-1 WST Trust
Capital Finance New Zealand Limited	SIE-LEASE (Australia) Limited
Capital Fleetlease Limited	SIE-LEASE (New Zealand) Pty Limited
Capital Motor Finance Limited	St.George Finance Limited
Capital Rent Group Limited	St.George Motor Finance Limited
Castlereagh Trust	The Home Mortgage Company Limited
Crusade ABS Series 2012-1 Trust	W2 Investments Pty Limited
Crusade ABS Series 2013-1 Trust	Westpac (NZ) Investments Limited
Crusade ABS Series 2015-1 Trust	Westpac Administration 3 Limited
Crusade CP No.1 Pty Limited	Westpac Administration 4 Pty Limited
Crusade CP Trust No. 53	Westpac Altitude Rewards Trust
Crusade CP Trust No. 56	Westpac Asian Lending Pty Limited
Crusade CP Trust No. 57	Westpac Bank-PNG-Limited
Crusade CP Trust No. 58	Westpac Capital Markets Holding Corp.
Crusade Management Limited	Westpac Capital Markets LLC
Crusade Trust No.2P of 2008	Westpac Cash PIE Fund
Danaby Pty Limited	Westpac Covered Bond Trust
General Credits Pty Limited	Westpac Equity Holdings Pty Limited
Halcyon Securities Pty Limited	Westpac Europe Limited
Hastings Management Pty Limited	Westpac Financial Consultants Limited
Hickory Trust	Westpac Financial Services Group Limited
Hitton Pty Limited	Westpac Financial Services Group-NZ-Limited
Net Nominees Limited	Westpac Global Capital Markets Pty Limited
Number 120 Limited	Westpac Investment Vehicle No.3 Pty Limited

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Appendix II | Regulatory consolidation

Level 2 Entities (Continued)

Westpac New Zealand Limited	Westpac NZ Securitisation No.2 Limited
Westpac Notice Saver PIE Fund	Westpac Securities Limited
Westpac NZ Covered Bond Holdings Limited	Westpac Securities NZ Limited
Westpac NZ Covered Bond Limited	Westpac Securitisation Management Pty Limited
Westpac NZ Operations Limited	Westpac Singapore Limited
Westpac NZ Securitisation Holdings Limited	Westpac Syndications Management Pty Limited
Westpac NZ Securitisation Limited	Westpac Term PIE Fund

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Hastings Investment Management (Europe) Limited
Ascalon Capital Managers (Asia) Limited	Hastings Investment Management Pty Ltd
Ascalon Capital Managers Limited	Hastings Investments GP LLC
Asgard Capital Management Limited	Hastings Korea Company Limited
Asgard Wealth Solutions Limited	Hastings Private Equity Fund IIA Pty Limited
BT Funds Management (NZ) Limited	HLT Custodian Trust
BT Funds Management Limited	Infrastructure GP 2 LLP
BT Funds Management No. 2 Limited	Infrastructure GP LLP
BT Long Term Income Fund	Infrastructure Research and Advisory Services Private Limited
BT Portfolio Services Limited	Magnitude Group Pty Limited
BT Private Nominees Pty Limited	MIF Custodian Trust
Canning Park Pte. Ltd	Planwise AU Pty Ltd
Crusade CP Management Pty Limited	Reinventure Fund, I.L.P.
Crusade Euro Trust 1E of 2006	Securitor Financial Group Limited
Crusade Euro Trust 1E of 2007	St.George Life Limited
Crusade Global Trust 1 of 2007	Sydney Capital Corporation Inc.
Crusade Global Trust 2 of 2006	Waratah Receivables Corporation Pty Limited
Data Republic Pty Limited	Waratah Securities Australia Limited
eQR Securities Pty. Limited	Westpac Cook Cove Trust I
Europe Infrastructure Debt LP	Westpac Cook Cove Trust II
Hastings Advisers, LLC	Westpac Custodian Nominees Pty Limited
Hastings Forestry Investments Limited	Westpac Equity Pty Limited
Hastings Forests Australia Pty Limited	Westpac Financial Services Limited
Hastings Funds Management (UK) Limited	Westpac Funds Financing Holdco Pty Limited
Hastings Funds Management (USA) Inc.	Westpac Funds Financing Pty Limited
Hastings Funds Management Asia Pte Limited	Westpac General Insurance Limited
Hastings Funds Management Limited	Westpac General Insurance Services Limited
Hastings Infrastructure 1 Limited	Westpac Lenders Mortgage Insurance Limited
Hastings Infrastructure 2 Limited	Westpac Life Insurance Services Limited
Hastings Investment Capital LP	Westpac Life-NZ-Limited

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Appendix II | Regulatory consolidation

Level 3 Entities (Continued)

Westpac Nominees-NZ-Limited	Westpac Securities Administration Limited
Westpac RE Limited	Westpac Superannuation Nominees-NZ-Limited

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Appendix III | Level 3 entities’ assets and liabilities

The following legal entities excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2016 $m	Total Assets	Liabilities (excluding equity)

a) Securitisation
Crusade CP Management Pty Limited	1	-
Crusade Euro Trust 1E of 2006	1	1
Crusade Euro Trust 1E of 2007	296	296
Crusade Global Trust 1 of 2007	522	522
Crusade Global Trust 2 of 2006	340	340
HLT Custodian Trust	-	-
MIF Custodian Trust	-	-
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	1,137	1,137
Waratah Securities Australia Limited	1,133	1,133

b) Insurance and Funds Management
Advance Asset Management Limited	55	31
Ascalon Capital Managers (Asia) Limited	57	-
Ascalon Capital Managers Limited	63	9
Asgard Capital Management Limited	58	24
Asgard Wealth Solutions Limited	66	7
BT Funds Management (NZ) Limited	57	16
BT Funds Management Limited	286	224
BT Funds Management No.2 Limited	26	3
BT Long Term Income Fund	289	289
BT Portfolio Services Limited	93	30
BT Private Nominees Pty Limited	9	1
Canning Park Pte. Ltd	1	0
Data Republic Pty Ltd	4	-
eQR Securities Pty. Limited	2	1
Europe Infrastructure Debt LP	-	-
Hastings Advisers LLC	-	-
Hastings Forestry Investments Limited	-	-
Hastings Forests Australia Pty Limited	-	-
Hastings Funds Management (UK) Limited	14	7
Hastings Funds Management (USA) Inc.	7	3
Hastings Funds Management Asia Pte Limited	1	-
Hastings Funds Management Limited	20	4
Hastings Infrastructure 1 Limited	-	-
Hastings Infrastructure 2 Limited	-	-
Hastings Investment Capital LP	-	-
Hastings Investment Management (Europe) Limited	-	-
Hastings Investments GP LLC	-	-
Hastings Korea Company Limited	2	1
Hastings Private Equity Fund IIA Pty Limited	-	-
Hastings Investment Management Pty Ltd	1	-
Infrastructure GP 2 LLP	-	-
Infrastructure GP LLP	-	-
Infrastructure Research and Advisory Services Private Limited	-	-
Magnitude Group Pty Limited	24	10
Planwise AU Pty Ltd	6	-
Reinventure Fund, I.L.P.	25	25
Securitor Financial Group Limited	22	11
St.George Life Limited	73	10

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Appendix III | Level 3 entities’ assets and liabilities

31 March 2016 $m	Total Assets	Liabilities (excluding equity)

Westpac Cook Cove Trust I	-	-
Westpac Cook Cove Trust II	-	-
Westpac Custodian Nominees Pty Limited	10	-
Westpac Equity Pty Limited	-	-
Westpac Financial Services Limited	21	4
Westpac Funds Financing Holdco Pty Limited	-	-
Westpac Funds Financing Pty Limited	-	-
Westpac General Insurance Limited	684	557
Westpac General Insurance Services Limited	53	6
Westpac Lenders Mortgage Insurance Limited	588	435
Westpac Life Insurance Services Limited	8,679	7,260
Westpac Life-NZ-Limited	167	(4)
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	14	1
Westpac Securities Administration Limited	13	5
Westpac Superannuation Nominees-NZ-Limited	-	-

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Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	31 March	30 September	31 March
$m	2016	2015	2015

Provisions associated with eligible portfolios
Total provisions for impairment charges	3,669	3,332	3,505
plus general reserve for credit losses adjustment[1]	208	112	107
plus provisions associated with partial write-offs	288	361	406
less ineligible provisions[2]	(72)	(135)	(131)
Total eligible provisions	4,093	3,670	3,887
Regulatory expected downturn loss	4,823	4,351	4,588
Shortffall in eligible provisions compared to regulatory expected downturn loss	(730)	(681)	(701)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[3]	(730)	(696)	(734)

[1]  During 1H16 the general reserve for credit losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

[2] Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[3]  Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 31 March 2016, there was no excess of eligible provisions compared to regulatory expected loss for defaulted exposures (30 September 2015: $15 million).

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Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website1.

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	82
Paragraph 13		Level 3 entities’ assets and liabilities	92
Paragraph 47		Summary leverage ratio	17

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	85

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	17
	(f)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16

Table 4: Credit risk	(a)	Exposure at Default by major type	29
	(b)	Impaired and past due loans by portfolio	36
	(c)	General reserve for credit losses	28

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	63
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	64
		Trading book summary of on and off-balance sheet securitisation by exposure type	68

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	17
	(g)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	29
	(c)	Exposure at Default by geography	34
	(d)	Exposure at Default by industry classification	31
	(e)	Exposure at Default by residual contractual maturity	35
	(f)	Impaired and past due loans by industry classification	37
	(g)	Impaired and past due loans by geography	38
	(h)	Movement in provisions for impairment charges	39
	(h)	Loan impairment provisions	28
	(i)	Exposure at Default by measurement method	30
	(j)	General reserve for credit losses	28
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach Property finance Project finance	40 41 42

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Appendix V | APS330 quantitative requirements

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	71
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	72
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	79
	(d) to (e)	Gains/losses	79
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	81
	(b)	Capital requirement	81

Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	19
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	20

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	75

Attachment G2
Table 21: Remuneration disclosure requirements	(g) (h)	Governance structure Senior manager and material risk taker payments	NA NA
	(i)	Deferred remuneration	NA
	(j)	Total value of remuneration awards	NA
	(k)	Implicit and explicit adjustments	NA

Attachment H3
Table 22: Disclosures for the identification of potential G-SIBs		Disclosures for the identification of potential G-SIBs	NA

[1] Equity exposures are not risk weighted at Level 2. [2] Remuneration disclosure is an annual reporting requirement under APS330. [3] First disclosure not required until 31 July 2016.

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Glossary

Term	Description

Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS compound annual growth rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

●      the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

●      the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External credit assessment institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

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Glossary

Facilities 90 days or more past due date not impaired

Includes facilities where:

●      contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

●      an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

●      the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

●      facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

●      non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

●      restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

●      other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

●      any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Glossary

Internal assessment approach (IAA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach. The internal assessment approach may be used to risk-weight exposures relating to residential mortgages (excluding reverse mortgages), trade receivables, equipment receivables and auto loans.

Internal ratings-based approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.

Leverage ratio

The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.

Liquidity coverage ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

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Glossary

Ratings-based approach (RBA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

•     for non-defaulted exposures, the product of PD, LGD and EAD; and

•     for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for standardised portfolios and is based on mandated risk-weights for specialised lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default.  In the case of non asset based risks (ie market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)

APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”

Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

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Glossary

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 March 2016	30 September 2015	31 March 2015
USD	0.7652	0.6997	0.7635
GBP	0.5336	0.4615	0.5167
NZD	1.1092	1.0983	1.0202
EUR	0.6763	0.6227	0.7078

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Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●     regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions;

●     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●     market volatility, including uncertain conditions in funding, equity and asset markets;

●     adverse asset, credit or capital market conditions;

●     the conduct, behaviour or practices of Westpac or its staff;

●     changes to Westpac’s credit ratings;

●     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●     market liquidity and investor confidence;

●     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

●     the effects of competition in the geographic and business areas in which Westpac conducts its operations;

●     information security breaches, including cyberattacks;

●     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●     the incidence or severity of Westpac insured events;

●     the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●     internal and external events which may adversely impact Westpac’s reputation;

●     changes to the value of Westpac’s intangible assets;

●     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●     the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

●     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in the Directors’ report in Westpac’s 2016 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

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